Exhibit 99.2
This exhibit does not reflect events occurring after the filing date of Conn's Inc. Annual Report on Form 10-K for the year ended January 31, 2018, other than to give effect to the adoption of ASU 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments and ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash and does not modify or update the disclosures therein in any way, other than described above.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Conn’s, Inc.
Opinion on Internal Control over Financial Reporting
We have audited Conn’s, Inc. and subsidiaries’ internal control over financial reporting as of January 31, 2018, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Conn’s, Inc. and subsidiaries (the Company) maintained, in all material respects, effective internal control over financial reporting as of January 31, 2018, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of January 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended January 31, 2018, and the related notes and our report dated April 5, 2018, except with respect to the effects of the changes in presentation of restricted cash and debt extinguishment costs associated with the consolidated statements of cash flows as discussed in Notes 1 and 15, as to which the date is November 23, 2018, expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Houston, Texas
April 5, 2018

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Conn’s, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Conn’s, Inc. and subsidiaries (the Company) as of January 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended January 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2018, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of January 31, 2018, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated April 5, 2018 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2001.

Houston, Texas
April 5, 2018, except with respect to the effects of the changes in presentation of restricted cash and debt extinguishment costs associated with the consolidated statements of cash flows as discussed in Notes 1 and 15, as to which the date is November 23, 2018.

CONN'S, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)

	January 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$9,286	$23,566
Restricted cash (includes VIE balances of $85,322 and $110,698, respectively)	86,872	110,698
Customer accounts receivable, net of allowance (includes VIE balances of $459,708 and $529,108, respectively)	636,825	702,162
Other accounts receivable	71,186	69,286
Inventories	211,894	164,856
Income taxes receivable	32,362	2,150
Prepaid expenses and other current assets	31,592	14,955
Total current assets	1,080,017	1,087,673
Long-term portion of customer accounts receivable, net of allowance (includes VIE balances of $455,002 and $320,382, respectively)	650,608	615,904
Property and equipment, net	143,152	159,202
Deferred income taxes	21,565	71,442
Other assets	5,457	6,913
Total assets	$1,900,799	$1,941,134
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$907	$849
Accounts payable	71,617	101,612
Accrued compensation and related expenses	21,366	13,325
Accrued expenses	44,807	26,456
Income taxes payable	2,939	3,318
Deferred revenues and other credits	22,475	21,821
Total current liabilities	164,111	167,381
Deferred rent	87,003	87,957
Long-term debt and capital lease obligations (includes VIE balances of $787,979 and $745,581 respectively)	1,090,105	1,144,393
Other long-term liabilities	24,512	23,613
Total liabilities	1,365,731	1,423,344
Commitments and contingencies
Stockholders' equity:
Preferred stock ($0.01 par value, 1,000,000 shares authorized; none issued or outstanding)	—	—
Common stock ($0.01 par value, 100,000,000 shares authorized; 31,435,775 and 30,961,898 shares issued, respectively)	314	310
Additional paid-in capital	101,087	90,276
Retained earnings	433,667	427,204
Total stockholders' equity	535,068	517,790
Total liabilities and stockholders' equity	$1,900,799	$1,941,134
See notes to consolidated financial statements.

CONN'S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Year Ended January 31,
	2018	2017	2016
Revenues:
Product sales	$1,077,874	$1,186,197	$1,199,134
Repair service agreement commissions	100,383	113,615	109,730
Service revenues	13,710	14,659	13,725
Total net sales	1,191,967	1,314,471	1,322,589
Finance charges and other revenues	324,064	282,377	290,589
Total revenues	1,516,031	1,596,848	1,613,178
Costs and expenses:
Cost of goods sold	720,344	823,082	833,126
Selling, general and administrative expense	450,413	460,896	436,115
Provision for bad debts	216,875	242,294	222,177
Charges and credits	13,331	6,478	8,044
Total costs and expenses	1,400,963	1,532,750	1,499,462
Operating income	115,068	64,098	113,716
Interest expense	80,160	98,615	63,106
Loss on extinguishment of debt	3,274	—	1,367
Income (loss) before income taxes	31,634	(34,517)	49,243
Provision (benefit) for income taxes	25,171	(8,955)	18,388
Net income (loss)	$6,463	$(25,562)	$30,855
Income (loss) per share:
Basic	$0.21	$(0.83)	$0.88
Diluted	$0.20	$(0.83)	$0.87
Weighted-average common shares outstanding:
Basic	31,192,439	30,776,479	35,084,343
Diluted	31,777,823	30,776,479	35,557,069

See notes to consolidated financial statements.

CONN'S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands except for number of shares)

			Additional
	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance January 31, 2015	36,351,700	$364	$231,395	$421,911	$653,670
Exercise of options and vesting of restricted stock, net of withholding tax	195,378	2	(45)	—	(43)
Issuance of common stock under Employee Stock Purchase Plan	48,586	—	969	—	969
Repurchase of common stock	(5,965,275)	(60)	(151,721)	—	(151,781)
Stock-based compensation	—	—	4,611	—	4,611
Net income	—	—	—	30,855	30,855
Balance January 31, 2016	30,630,389	306	85,209	452,766	538,281
Exercise of options and vesting of restricted stock, net of withholding tax	230,752	3	(698)	—	(695)
Issuance of common stock under Employee Stock Purchase Plan	100,757	1	764	—	765
Stock-based compensation	—	—	5,001	—	5,001
Net loss	—	—	—	(25,562)	(25,562)
Balance January 31, 2017	30,961,898	310	90,276	427,204	517,790
Exercise of options and vesting of restricted stock, net of withholding tax	415,940	3	1,496	—	1,499
Issuance of common stock under Employee Stock Purchase Plan	57,937	1	635	—	636
Stock-based compensation	—	—	8,680	—	8,680
Net income	—	—	—	6,463	6,463
Balance January 31, 2018	31,435,775	$314	$101,087	$433,667	$535,068
See notes to consolidated financial statements.

CONN'S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended January 31,
	2018	2017	2016
Cash flows from operating activities:
Net income (loss)	$6,463	$(25,562)	$30,855
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	30,806	28,846	22,706
Loss from retirement of leasehold improvement	—	1,986	—
Amortization of debt issuance costs	16,712	24,044	14,320
Provision for bad debts and uncollectible interest	261,662	281,872	258,157
Stock-based compensation expense	8,680	5,001	4,611
Charges, net of credits, for store and facility closures and relocations	1,479	1,089	637
Deferred income taxes	49,878	(1,223)	(16,674)
Loss (gain) from sale/write-off of fixed assets	5,529	(490)	(1,338)
Tenant improvement allowances received from landlords	7,082	24,274	21,822
Change in operating assets and liabilities:
Customer accounts receivable	(230,201)	(224,363)	(432,382)
Other accounts receivables	(2,917)	16,601	(24,421)
Inventories	(47,038)	37,113	(42,901)
Other assets	(15,474)	308	(2,759)
Accounts payable	(31,220)	18,434	4,074
Accrued expenses	25,100	(904)	(369)
Income taxes	(30,590)	7,961	(344)
Deferred rent, revenues and other credits	(5,429)	10,184	(8,263)
Net cash provided by (used in) operating activities	50,522	205,171	(172,269)
Cash flows from investing activities:
Purchases of property and equipment	(16,918)	(46,556)	(63,405)
Proceeds from sales of property and equipment	—	10,806	5,647
Net cash used in investing activities	(16,918)	(35,750)	(57,758)
Cash flows from financing activities:
Proceeds from issuance of asset-backed notes	1,042,034	1,067,850	1,118,000
Payments on asset-backed notes	(1,000,027)	(1,032,842)	(399,750)
Borrowings from revolving credit facility	1,717,012	724,697	606,288
Payments on revolving credit facility	(1,817,512)	(876,404)	(805,193)
Borrowings from warehouse facility	79,940	—	—
Payments on warehouse facility	(79,940)	—	—
Repurchase of senior notes	—	—	(22,965)
Payment of debt issuance costs and amendment fees	(13,874)	(9,716)	(35,776)
Repurchases of common stock	—	—	(151,781)
Proceeds from stock issued under employee benefit plans	3,318	1,268	2,653
Tax payments associated with equity-based compensation transactions	(1,182)	(40)	(1,726)
Payment from extinguishment of debt	(836)	—	(483)
Other	(643)	(800)	(633)
Net cash (used in) provided by financing activities	(71,710)	(125,987)	308,634
Net change in cash, cash equivalents and restricted cash	(38,106)	43,434	78,607
Cash, cash equivalents and restricted cash, beginning of period	134,264	90,830	12,223
Cash, cash equivalents and restricted cash, end of period	$96,158	$134,264	$90,830
(continued on next page)

	Year ended January 31,
	2018	2017	2016
Non-cash investing and financing activities:
Capital lease asset additions and related obligations	$3,196	$704	$2,187
Property and equipment purchases not yet paid	$2,070	$857	$4,475
Supplemental cash flow data:
Cash interest paid	$63,713	$71,239	$49,192
Cash income taxes paid (refunded), net	$3,083	$(15,750)	$36,894
See notes to consolidated financial statements.

CONN'S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies
Business. Conn's, Inc., a Delaware corporation, is a holding company with no independent assets or operations other than its investments in its subsidiaries. References to “we,” “our,” “us,” “the Company,” “Conn’s” or “CONN” refer to Conn’s, Inc. and, as apparent from the context, its subsidiaries. Conn's is a leading specialty retailer that offers a broad selection of quality, branded durable consumer goods and related services in addition to proprietary credit solutions for its core credit-constrained consumers. We operate an integrated and scalable business through our retail stores and website. Our complementary product offerings include furniture and mattresses, home appliances, consumer electronics and home office products from leading global brands across a wide range of price points. Our credit offering provides financing solutions to a large, under-served population of credit-constrained consumers who typically have limited credit alternatives.
We operate two reportable segments: retail and credit. Our retail stores bear the "Conn's HomePlus" name with all of our stores providing the same products and services to a common customer group. Our stores follow the same procedures and methods in managing their operations. Our retail business and credit business are operated independently from each other. The credit segment is dedicated to providing short- and medium-term financing to our retail customers. The retail segment is not involved in credit approval decisions. Our management evaluates performance and allocates resources based on the operating results of the retail and credit segments.
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and prevailing industry practices.
Fiscal Year. Our fiscal year ends on January 31. References to a fiscal year refer to the calendar year in which the fiscal year ends.
Principles of Consolidation. The consolidated financial statements include the accounts of Conn's, Inc. and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.
Variable Interest Entities. Variable interest entities ("VIEs") are consolidated if the Company is the primary beneficiary. The primary beneficiary of a VIE is the party that has (i) the power to direct the activities that most significantly impact the performance of the VIE and (ii) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.
We securitize customer accounts receivables by transferring the receivables to various bankruptcy-remote VIEs. We retain the servicing of the securitized portfolio and have a variable interest in each corresponding VIE by holding the residual equity. We have determined that we are the primary beneficiary of each respective VIE because (i) our servicing responsibilities for the securitized portfolio give us the power to direct the activities that most significantly impact the performance of the VIE and (ii) our variable interest in the VIE gives us the obligation to absorb losses and the right to receive residual returns that potentially could be significant. As a result, we consolidate the respective VIEs within our consolidated financial statements.
Refer to Note 6, Debt and Capital Lease Obligations, and Note 13, Variable Interest Entities, for additional information.
Use of Estimates. The preparation of financial statements in accordance with GAAP requires management to make informed judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ, even significantly, from these estimates. Management evaluates its estimates and related assumptions regularly, including those related to the allowance for doubtful accounts and allowances for no-interest option credit programs, which are particularly sensitive given the size of our customer portfolio balance.
Cash and Cash Equivalents. Cash and cash equivalents include cash, credit card deposits in-transit, and highly liquid debt instruments purchased with a maturity of three months or less. Cash and cash equivalents include credit card deposits in-transit of $2.0 million and $2.4 million, as of January 31, 2018 and 2017, respectively.
Restricted Cash. The restricted cash balance as of January 31, 2018 and 2017 includes $58.1 million and $75.2 million, respectively, of cash we collected as servicer on the securitized receivables that was subsequently remitted to the VIEs and $27.2 million and $35.5 million, respectively, of cash held by the VIEs as additional collateral for the asset-backed notes.
Customer Accounts Receivable. Customer accounts receivable reported in the consolidated balance sheet includes total receivables managed, including both those transferred to the VIEs and those not transferred to the VIEs. Customer accounts receivable are recognized at the time the customer takes possession of the product. Based on contractual terms, we record the amount of principal and accrued interest on customer receivables that is expected to be collected within the next twelve months in current assets with the remaining balance in long-term assets on the consolidated balance sheet. Customer accounts receivable include the net of unamortized deferred fees charged to customers and origination costs. Customer receivables are considered delinquent if a payment has not been received on the scheduled due date. Accounts that are delinquent more than 209 days as of the end of a month are charged-off against the allowance for doubtful accounts along with interest accrued subsequent to the last payment.

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In an effort to mitigate losses on our accounts receivable, we may make loan modifications to a borrower experiencing financial difficulty. In our role as servicer, we may also make modifications to loans held by the VIEs. The loan modifications are intended to maximize net cash flow after expenses and avoid the need to repossess collateral or exercise legal remedies available to us. We may extend or "re-age" a portion of our customer accounts, which involves modifying the payment terms to defer a portion of the cash payments due. Our re-aging of customer accounts does not change the interest rate or the total principal amount due from the customer and typically does not reduce the monthly contractual payments. To a much lesser extent, we may provide the customer the ability to re-age their obligation by refinancing the account, which does not change the interest rate or the total principal amount due from the customer but does reduce the monthly contractual payments and extend the term. We consider accounts that have been re-aged in excess of three months or refinanced as Troubled Debt Restructurings ("TDR" or "Restructured Accounts").
Interest Income on Customer Accounts Receivable.  Interest income, which includes interest income and amortization of deferred fees and origination costs, is recorded using the interest method and is reflected in finance charges and other revenues. Typically, interest income is recorded until the customer account is paid off or charged-off, and we provide an allowance for estimated uncollectible interest. Any contractual interest income received from customers in excess of the interest income calculated using the interest method is recorded as deferred revenue on our balance sheets. At January 31, 2018 and 2017, there were $12.5 million and $13.7 million, respectively, of deferred interest included in deferred revenues and other credits and other long-term liabilities. The deferred interest will ultimately be brought into income as the accounts pay off or charge-off.
We offer 12-month and 18-month no-interest option programs. If the customer is delinquent in making a scheduled monthly payment or does not repay the principal in full by the end of the no-interest option program period (grace periods are provided), the account does not qualify for the no-interest provision and none of the interest earned is waived. Interest income is recognized based on estimated accrued interest earned to date on all no-interest option finance programs with an offsetting reserve for those customers expected to satisfy the requirements of the program based on our historical experience. We discontinued offering our 18-month no-interest option finance program after January 31, 2018.
No-interest option finance programs with terms greater than 12 months are discounted to their present value at origination, resulting in a reduction in sales and customer receivables, and the discount amount is amortized into finance charges and other revenues over the term of the contract.
We recognize interest income on TDR accounts using the interest income method, which requires reporting interest income equal to the increase in the net carrying amount of the loan attributable to the passage of time. Cash proceeds and other adjustments are applied to the net carrying amount such that it equals the present value of expected future cash flows.
We typically only place accounts in non-accrual status when legally required. Payments received on non-accrual loans will be applied to principal and reduce the amount of the loan. At January 31, 2018 and 2017, customer receivables carried in non-accrual status were $16.9 million and $22.9 million, respectively. At January 31, 2018 and 2017, customer receivables that were past due 90 days or more and still accruing interest totaled $109.7 million and $124.0 million, respectively. At January 31, 2018 and January 31, 2017, customer receivables in a bankruptcy status that are less than 60 days past due of $14.5 million and $19.5 million, respectively, are included within the customer receivables carried in non-accrual status balance.
Allowance for Doubtful Accounts. The determination of the amount of the allowance for bad debts is, by nature, highly complex and subjective. Future events that are inherently uncertain could result in material changes to the level of the allowance for bad debts. General economic conditions, changes to state or federal regulations and a variety of other factors that affect the ability of borrowers to service their debts or our ability to collect will impact the future performance of the portfolio.
We establish an allowance for doubtful accounts, including estimated uncollectible interest, to cover probable and estimable losses on our customer accounts receivable resulting from the failure of customers to make contractual payments. Our customer portfolio balance consists of a large number of relatively small, homogeneous accounts. None of our accounts are large enough to warrant individual evaluation for impairment.
We record an allowance for doubtful accounts on our non-TDR customer accounts receivable that we expect to charge-off over the next 12 months based on historical gross charge-off rates over the last 24 months. We incorporate an adjustment to historical gross charge-off rates for a scaled factor of the year-over-year change in six month average first payment default rates and the year-over-year change in the balance of customer accounts receivable that are 60 days or more past due.  In addition to adjusted historical gross charge-off rates, estimates of post-charge-off recoveries, including cash payments from customers, amounts realized from the repossession of the products financed, sales tax recoveries from taxing jurisdictions, and payments received under credit insurance policies are also considered.
Qualitative adjustments are made to the allowance for bad debts when, based on management’s judgment, there are internal or external factors impacting probable incurred losses not taken into account by the quantitative calculations. These qualitative considerations are based on the following factors: changes in lending policies and procedures, changes in economic and business conditions, changes in the nature and volume of the portfolio, changes in lending management, changes in credit quality statistics,

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

changes in concentrations of credit, and other internal or external factor changes. We utilize an economic qualitative adjustment based on changes in unemployment rates if current unemployment rates in our markets are worse than they were on average over the last 24 months.  We also qualitatively limit the impact of changes in first payment default rates and changes in delinquency when those changes result in a decrease to the allowance for bad debts based on a measure of the dispersion of historical charge-off rates.
We determine allowances for those accounts that are TDR based on the discounted present value of cash flows expected to be collected over the life of those accounts based primarily on the performance of TDR loans over the last 24 months.  The cash flows are discounted based on the weighted-average effective interest rate of the TDR accounts. The excess of the carrying amount over the discounted cash flow amount is recorded as an allowance for loss on those accounts.
Inventories. Inventories consist of merchandise purchased for resale and service parts and are recorded at the lower of cost or market. The carrying value of the inventory is reduced to its net realizable value for any items with excess of carrying amount, typically weighted-average cost, over the amount we expect to realize from the ultimate sale or other disposition of the inventory, with a corresponding charge to cost of sales. The write-down of inventory to net realizable value is estimated based on assumptions regarding inventory aging, historical product sales, and obsolescence of products on hand.
Vendor Allowances. We receive funds from vendors for price protection, product rebates (earned upon purchase or sale of product), marketing, and promotion programs, collectively referred to as vendor allowances, which are recorded on the accrual basis. We estimate the vendor allowances to accrue based on the progress of satisfying the terms of the programs based on actual and projected sales or purchase of qualifying products. If the programs are related to product purchases, the vendor allowances are recorded as a reduction of product cost in inventory still on hand with any remaining amounts recorded as a reduction of cost of goods sold. During the years ended January 31, 2018, 2017 and 2016, we recorded $153.0 million, $162.5 million and $145.4 million, respectively, as reductions in cost of goods sold from vendor allowances.
Property and Equipment. Property and equipment, including any major additions and improvements to property and equipment, are recorded at cost. Normal repairs and maintenance that do not materially extend the life of property and equipment are expensed as incurred. Depreciation, which includes amortization of capitalized leases, is computed using the straight-line method over the estimated useful lives of the assets, or in the case of leasehold improvements, over the shorter of the estimated useful lives or the remaining terms of the leases.
Internal-Use Software Costs. Costs related to software developed or obtained for internal use are expensed as incurred until the application development stage has been reached. Once the application development stage has been reached, certain qualifying costs are capitalized until the software is ready for its intended use. For the year ended January 31, 2018, we incurred a $5.9 million loss from the write-off of previously capitalized costs for a software project that was abandoned during fiscal year 2018 related to the implementation of a new point of sale system that began in fiscal year 2013.
Impairment of Long-Lived Assets. Long-lived assets are evaluated for impairment, primarily at the retail store level. We monitor store performance in order to assess if events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The most likely condition that would necessitate an assessment would be an adverse change in historical and estimated future results of a retail store's performance. For property and equipment held and used, we recognize an impairment loss if the carrying amount is not recoverable through its undiscounted cash flows and measure the impairment loss based on the difference between the carrying amount and estimated fair value. Fair value is determined by discounting the anticipated cash flows over the remaining term of the lease utilizing certain unobservable inputs (Level 3). For the years ended January 31, 2018, 2017 and 2016, no impairment charges were recorded.
Debt Issuance Costs. Costs that are direct and incremental to debt issuance are deferred and amortized to interest expense using the effective interest method over the expected life of the debt.  All other costs related to debt issuance are expensed as incurred. We present debt issuance costs associated with long-term debt as a reduction of the carrying amount of the debt. Unamortized costs related to the revolving credit facility are included in other assets on our consolidated balance sheet and were $5.2 million and $5.7 million as of January 31, 2018 and 2017, respectively.
Revenue Recognition. Revenue from the sale of retail products is recognized at the time the customer takes possession of the product. Such revenue is recognized net of any adjustments for sales incentives such as discounts, coupons, rebates or other free products or services and discounts on sales financed through no-interest option programs that extend beyond one year. We sell repair service agreements and credit insurance contracts on behalf of unrelated third-parties. For contracts where third-parties are the obligor on the contract, commissions are recognized in revenue at the time of sale, and in the case of retrospective commissions, when earned. Service revenues are recognized at the time service is provided to the customer.
Sales financed by us under short-term, no-interest option credit programs are recognized at the time the customer takes possession of the product, consistent with the above stated policy. Sales financed by us under no-interest option programs with terms of greater than one year are recorded at their net present value. Sales of products financed through no-interest option programs with

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

terms of one year or less are not discounted. Sales financed through third-party no-interest option programs typically require us to pay the third-party a fee on each completed sale, which is recorded as a reduction of net sales in the retail segment. Additionally, as part of our agreement with our third-party provider of no-interest option programs, we may receive retrospective commission revenues based on the total dollar value of sales made under our third-party provider.
We classify amounts billed to customers for delivery, transportation and handling as revenues, with the related costs included in cost of goods sold.
Expense Classifications. We record as cost of goods sold, the direct cost of products and parts sold and related costs for delivery, transportation and handling, inbound freight, receiving, inspection, and other costs associated with the operations of our distribution system, including occupancy related to our warehousing operations. The costs associated with our merchandising, advertising, sales commissions, and all store occupancy costs, are included in SG&A.
Advertising Costs. Advertising costs are expensed as incurred. For fiscal years 2018, 2017 and 2016, advertising expense was $86.8 million, $92.9 million and $89.9 million, respectively.
Stock-based Compensation. Stock-based compensation expense is recorded, net of estimated forfeitures, for share-based compensation awards over the requisite service period using the straight-line method. An adjustment is made to compensation cost for any difference between the estimated forfeitures and the actual forfeitures related to the awards. For equity-classified share-based compensation awards, expense is recognized based on the grant-date fair value. For stock option grants, we use the Black-Scholes model to determine fair value. For grants of restricted stock units, the fair value of the grant is the market value of our stock at the date of issuance. For grants of performance-based restricted stock units, the fair value of the grant is the market value of our stock at the date of issuance adjusted for a market condition, a performance condition and a service condition.
Self-insurance. We are self-insured for certain losses relating to group health, workers' compensation, automobile, general and product liability claims. We have stop-loss coverage to limit the exposure arising from these claims. Self-insurance losses for claims filed and claims incurred, but not reported, are accrued based upon our estimates of the net aggregate liability for claims incurred using development factors based on historical experience.
Income Taxes. We are subject to U.S. federal income tax as well as income tax in multiple state jurisdictions. We follow the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between GAAP and tax bases of assets and liabilities and for operating loss and tax credit carryforwards, as measured using the enacted tax rates expected to be in effect when the temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the enactment occurs. A valuation allowance is provided when it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become realizable. To the extent penalties and interest are incurred, we record these charges as a component of our provision for income taxes.
We review and update our tax positions as necessary to add any new uncertain tax positions taken, or to remove previously identified uncertain positions that have been adequately resolved. Additionally, uncertain positions may be remeasured as warranted by changes in facts or law. Accounting for uncertain tax positions requires estimating the amount, timing and likelihood of ultimate settlement.
Leases. We lease most of our current store locations and certain of our facilities and operating equipment under operating leases. The fixed, non-cancelable terms of our real estate leases are generally five to 15 years and generally include renewal options that allow us to extend the term beyond the initial non-cancelable term. Most of the real estate leases require payment of real estate taxes, insurance and certain common area maintenance costs in addition to future minimum lease payments. Equipment leases generally provide for initial lease terms of three to five years and provide for a purchase right at the end of the lease term at the then fair market value of the equipment. As of January 31, 2018 and 2017, deferred rent related to lease agreements with escalating rent payments and rent holiday was $26.9 million and $25.4 million, respectively.
Certain of our operating leases contain predetermined fixed escalations of the minimum rental payments over the lease. For these leases, we recognize the related rental expense on a straight-line basis over the term of the lease, which commences for accounting purposes on the date we take possession of the leased store. Possession generally occurs prior to making any lease payments and approximately 90 to 120 days prior to the opening of a store. In the early years of a lease with rent escalations, the recorded rent expense will exceed the actual cash payments. The amount of rent expense that exceeds the cash payments is recorded as deferred rent in the consolidated balance sheet. In the later years of a lease with rent escalations, the recorded rent expense will be less than the actual cash payments. The amount of cash payments that exceed the rent expense is then recorded as a reduction to deferred rent.
Additionally, certain operating leases contain tenant allowance provisions, which obligate the landlord to remit cash to us as an incentive to enter into the lease agreement. We record the amount to be remitted by the landlord as a tenant allowance receivable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

as we earn it under the terms of the contract. At the same time, we record deferred rent in an equal amount in the consolidated balance sheet. The tenant allowance receivable is reduced as cash is received from the landlord, while the deferred rent is amortized as a reduction to rent expense over the lease term. As of January 31, 2018 and 2017, deferred rent related to tenant allowances, including both current and long-term portions, was $69.7 million and $71.3 million, respectively.
Earnings per Share. Basic earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share include the dilutive effects of any stock options and restricted stock units granted, which is calculated using the treasury-stock method. The following table sets forth the shares outstanding for the earnings per share calculations:

	Year Ended January 31,
	2018	2017	2016
Weighted-average common shares outstanding - Basic	31,192,439	30,776,479	35,084,343
Dilutive effect of stock options and restricted stock units	585,384	—	472,726
Weighted-average common shares outstanding - Diluted	31,777,823	30,776,479	35,557,069
For the years ended January 31, 2018, 2017 and 2016, the weighted-average number of stock options and restricted stock units not included in the calculation due to their anti-dilutive effect, or for performance based awards, those not included because all necessary conditions have not been satisfied by the end of the respective period, was 278,740, 735,456 and 388,434, respectively.
Repurchase Program. During fiscal year 2016, we announced that the Board of Directors of the Company ("Board of Directors") authorized a repurchase program of up to an aggregate of $175.0 million of (i) shares of the Company's outstanding common stock; (ii) 7.250% Senior Notes Due 2022 (the "Senior Notes"); or (iii) a combination thereof. During fiscal year 2016, we purchased 5.9 million shares of common stock, using $151.6 million of the $175.0 million repurchase authorization. Additionally, we utilized $22.9 million of the repurchase authorization to acquire $23.0 million of face value of our Senior Notes. On November 30, 2016, the Board of Directors terminated the share repurchase program. We did not engage in any share repurchase activity during fiscal year 2018 or fiscal year 2017.
Contingencies. An estimated loss from a contingency is recorded if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Gain contingencies are not recorded until realization is assured beyond a reasonable doubt. Legal costs related to loss contingencies are expensed as incurred.
Fair Value of Financial Instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value are categorized using defined hierarchical levels related to subjectivity associated with the inputs to fair value measurements as follows:

•	Level 1 – Inputs represent unadjusted quoted prices in active markets for identical assets or liabilities.

•
Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

•
Level 3 – Inputs that are not observable from objective sources such as our internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in our internally developed present value of future cash flows model that underlies the fair-value measurement).

In determining fair value, we use observable market data when available, or models that incorporate observable market data. When we are required to measure fair value and there is not a market-observable price for the asset or liability or for a similar asset or liability, we use the cost or income approach depending on the quality of information available to support management’s assumptions. The cost approach is based on management’s best estimate of the current asset replacement cost. The income approach is based on management’s best assumptions regarding expectations of future net cash flows and discounts the expected cash flows using a commensurate risk-adjusted discount rate. Such evaluations involve significant judgment, and the results are based on expected future events or conditions such as sales prices, economic and regulatory climates, and other factors, most of which are often outside of management’s control. However, we believe assumptions used reflect a market participant’s view of long-term prices, costs, and other factors and are consistent with assumptions used in our business plans and investment decisions.
In arriving at fair-value estimates, we use relevant observable inputs available for the valuation technique employed. If a fair-value measurement reflects inputs at multiple levels within the hierarchy, the fair-value measurement is characterized based on the lowest

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

level of input that is significant to the fair-value measurement.
The fair value of cash and cash equivalents, restricted cash held by the consolidated VIEs and accounts payable approximate their carrying amounts because of the short maturity of these instruments. The fair value of customer accounts receivables, determined using a Level 3 discounted cash flow analysis, approximates their carrying amount, which includes the allowance for doubtful accounts. The fair value of our revolving credit facility approximates carrying value based on the current borrowing rate for similar types of borrowing arrangements. At January 31, 2018, the fair value of the Senior Notes outstanding, which was determined using Level 1 inputs, was $228.4 million as compared to the carrying value of $227.0 million, excluding the impact of the related discount. At January 31, 2018, the fair value of the asset-backed notes approximates their carrying value and was determined using Level 2 inputs based on inactive trading activity.
Recent Accounting Pronouncements Adopted.  In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which modifies the accounting for excess tax benefits and tax deficiencies associated with share-based payments, the accounting for forfeitures, and the classification of certain items on the statement of cash flows. ASU 2016-09 eliminates the requirement to recognize excess tax benefits in additional paid-in capital ("APIC"), and the requirement to evaluate tax deficiencies for APIC or income tax expense classification, and provides for these benefits or deficiencies to be recorded as an income tax expense or benefit in the income statement. With these changes, tax-related cash flows resulting from share-based payments are classified as operating activities as opposed to financing. The standard became effective for us in the first quarter of fiscal year 2018. The amendment requiring the recognition of excess tax benefits and deficiencies as income tax benefit or expense in the income statement as opposed to being recognized as additional paid-in-capital was applied prospectively. The Company retrospectively adopted the amendments requiring the classification of excess tax benefits and deficiencies with other income tax cash flows as operating activities and cash paid when directly withholding shares as financing activities in the accompanying consolidated statements of cash flows. The total cash flow impact for fiscal year 2017 and fiscal year 2016 was $0.0 million and $2.3 million, respectively. The Company has elected to continue its current practice of estimating the number of awards expected to vest in determining the amount of compensation cost to be recognized related to share based payment transactions.
In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires that inventory that is accounted for using first-in, first-out or average cost method and has historically been measured at the lower of cost or market be measured at the lower of cost and net realizable value. The update requires prospective application and became effective for us in the first quarter of fiscal year 2018. The adoption of this ASU did not have a material impact on our consolidated financial statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 requires that the statement of cash flows provides the change in the total of cash, cash equivalents, and restricted cash or restricted cash equivalents. We hold restricted cash related to our asset backed security transactions and lending license requirements. Effective February 1, 2018, the Company retrospectively adopted the ASU which resulted in us no longer presenting the changes in restricted cash balances as a component of cash flows from financing activities, but instead including the balances of both current and long-term restricted cash with cash and cash equivalents in total cash, cash equivalents and restricted cash for the beginning and end of the periods presented. The total cash flow impact for the year ended January 31, 2016, was an increase in the cash provided by financing activities of $78.6 million. The total cash flow impact for the year ended January 31, 2017, was a decrease in the cash used in financing activities of $32.1 million. The total cash flow impact for the year ended January 31, 2018 was an increase in the cash used in financing activities of $23.8 million. The balances of cash and cash equivalents and restricted cash are separately presented within the Consolidated Balance Sheet as of January 31, 2018 and January 31, 2017.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 clarifies guidance on the classification of certain cash receipts and payments in the statement of cash flows to reduce diversity in practice. Among other things, debt prepayment or debt extinguishment costs will be presented as cash outflows for financing activities on the statement of cash flows. Effective February 1, 2018, the Company retrospectively adopted the ASU, which resulted in us no longer presenting the cash payment for debt extinguishment costs as a component of cash flows from operating activities, but instead including the cash payment as a component of cash flows from financing activities. The adoption of this ASU resulted in the classification of $0.8 million and $0.5 million in payments on extinguishment of debt as a cash outflow from financing activities for the year ended January 31, 2018 and January 31, 2016, respectively. There was no impact for the year ended January 31, 2017.

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements Yet To Be Adopted. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides a single comprehensive accounting standard for revenue recognition for contracts with customers and supersedes current guidance. Upon adoption of ASU 2014-09, entities are required to recognize revenue using the following comprehensive model: (1) identify contracts with customers, (2) identify the performance obligations in such contracts, (3) determine transaction price, (4) allocate the transaction price to the performance obligations, and (5) recognize revenue as each performance obligation is satisfied. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers: Deferral of Effective Date, which defers the effective date of ASU 2014-09 by one year and allows early adoption on a limited basis. The FASB has also issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net); ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing; ASU 2016-11, Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting; and ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, all of which were issued to improve and clarify the guidance in ASU 2014-09. These ASUs are effective for us beginning in the first quarter of fiscal year 2019 and will result in retrospective application, either in the form of recasting all prior periods presented or a cumulative adjustment to equity in the period of adoption. We currently anticipate adopting the standard using the cumulative catch-up transition method. Based on our assessment, as a result of adopting these ASUs, we expect the additional disclosure requirements will be qualitatively material. Additionally, we expect to record a cumulative catch-up transition adjustment related to repair service agreement retrospective commissions in the first quarter of fiscal year 2019.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will change how lessees account for leases. For most leases, a liability will be recorded on the balance sheet based on the present value of future lease obligations with a corresponding right-of-use asset. Primarily for those leases currently classified by us as operating leases, we will recognize a single lease cost on a straight line basis based on the combined amortization of the lease obligation and the right-of-use asset. Other leases will be required to be accounted for as financing arrangements similar to how we currently account for capital leases. On transition, we will recognize a cumulative-effect adjustment to the retained earnings on the opening balance sheet in the period of adoption using a modified retrospective approach. The final standard will become effective for us beginning in the first quarter of fiscal year 2020. Based on our preliminary assessment, we believe the adoption of this ASU will have a material impact on our financial statements as we will be required to report additional leases on our consolidated balance sheet. We are the lessee under various lease agreements for our retail stores and equipment that are currently accounted for as operating leases as discussed in Note 8, Leases.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The standard will become effective for us in the first quarter of fiscal year 2021 and early adoption is permitted beginning in the first quarter of fiscal year 2020. We have formed a cross-functional working group comprised of individuals from various functional areas including credit, finance, accounting, and information technology. While we are currently evaluating the impact on our consolidated financial statements, the adoption of ASU 2016-13 is likely to result in a material increase in the allowance for loan losses as a result of changing from an "incurred loss" model, which encompasses allowances for current known and inherent losses within the portfolio, to an "expected loss" model, which encompasses allowances for losses expected to be incurred over the life of the portfolio.
In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The standard will become effective for us in the first quarter of fiscal year 2019. The application of the amendments will require the use of a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. We do not expect the standard to have a material impact on our financial statements.

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Customer Accounts Receivable
Customer accounts receivable consisted of the following:

	Total Outstanding Balance
	Customer Accounts Receivable		60 Days Past Due(1)		Re-aged(1) (2)
(in thousands)	January 31, 2018	January 31, 2017	January 31, 2018	January 31, 2017	January 31, 2018	January 31, 2017
Customer accounts receivable	$1,374,269	$1,417,581	$114,120	$127,747	$217,952	$111,585
Restructured accounts	153,593	138,858	37,687	38,010	153,593	138,858
Total customer portfolio balance	1,527,862	1,556,439	$151,807	$165,757	$371,545	$250,443
Net deferred origination fees and costs	(15,897)	(6,991)
Allowance for uncollectible accounts	(203,572)	(210,175)
Allowances for no-interest option credit programs	(20,960)	(21,207)
Total customer accounts receivables, net	1,287,433	1,318,066
Short-term portion of customer accounts receivable, net	(636,825)	(702,162)
Long-term portion of customer accounts receivable, net	$650,608	$615,904
Securitized receivables held by the VIE	$1,085,385	$1,015,837	$124,627	$156,344	$300,348	$238,375
Receivables not held by the VIE	442,477	540,602	27,180	9,413	71,197	12,068
Total customer portfolio balance	$1,527,862	$1,556,439	$151,807	$165,757	$371,545	$250,443

(1)
Due to the fact that an account can become past due after having been re-aged, accounts could be represented as both past due and re-aged. As of January 31, 2018 and 2017, the amounts included within both 60 days past due and re-aged was $80.8 million and $66.7 million, respectively. As of January 31, 2018 and 2017, the total customer portfolio balance past due one day or greater was $401.0 million and $406.1 million, respectively. These amounts include the 60 days past due totals shown above.

(2)	The re-aged receivable balance as of January 31, 2018 includes $62.0 million in first time re-ages related to customers within FEMA-designated Hurricane Harvey disaster areas.
The following presents the activity in our allowance for doubtful accounts and uncollectible interest for customer receivables:

	January 31, 2018
(in thousands)	Customer Accounts Receivable	Restructured Accounts	Total
Allowance at beginning of period	$158,992	$51,183	$210,175
Provision(1)	189,786	71,047	260,833
Principal charge-offs(2)	(177,682)	(60,003)	(237,685)
Interest charge-offs	(30,379)	(10,259)	(40,638)
Recoveries(2)	8,139	2,748	10,887
Allowance at end of period	$148,856	$54,716	$203,572
Average customer portfolio balance outstanding	$1,357,455	$143,245	$1,500,700

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	January 31, 2017
(in thousands)	Customer Accounts Receivable	Restructured Accounts	Total
Allowance at beginning of period	$149,227	$41,763	$190,990
Provision(1)	219,084	62,788	281,872
Principal charge-offs(2)	(183,235)	(46,710)	(229,945)
Interest charge-offs	(30,686)	(7,832)	(38,518)
Recoveries(2)	4,602	1,174	5,776
Allowance at end of period	$158,992	$51,183	$210,175
Average customer portfolio balance outstanding	$1,423,445	$129,030	$1,552,475

	January 31, 2016
(in thousands)	Customer Accounts Receivable	Restructured Accounts	Total
Allowance at beginning of period	$118,786	$28,196	$146,982
Provision(1)	204,499	53,658	258,157
Principal charge-offs(2)	(150,237)	(34,604)	(184,841)
Interest charge-offs	(27,414)	(6,314)	(33,728)
Recoveries(2)	3,593	827	4,420
Allowance at end of period	$149,227	$41,763	$190,990
Average customer portfolio balance outstanding	$1,355,804	$102,522	$1,458,326
(1) Includes provision for uncollectible interest, which is included in finance charges and other revenues.
(2) Charge-offs include the principal amount of losses (excluding accrued and unpaid interest). Recoveries include the principal amount collected during the period for previously charged-off balances. Net charge-offs are calculated as the net of principal charge-offs and recoveries.

3.	Property and Equipment
Property and equipment consist of the following:

	Estimated	January 31,
(dollars in thousands)	Useful Lives	2018	2017
Land	—	$4,146	$3,979
Buildings	30 years	1,748	913
Leasehold improvements	5 to 15 years	222,781	215,612
Equipment and fixtures	3 to 5 years	67,710	59,879
Capital leases	3 to 20 years	8,527	4,989
Construction in progress	—	8,097	13,572
		313,009	298,944
Less: accumulated depreciation		(169,857)	(139,742)
		$143,152	$159,202

Depreciation expense was approximately $30.8 million, $28.8 million and $22.7 million for the years ended January 31, 2018, 2017 and 2016, respectively. Construction in progress is comprised primarily of the construction of leasehold improvements related to unopened retail stores and internal-use software under development. Capital lease assets primarily include retail locations.

4.	Charges and Credits
Charges and credits consisted of the following:

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended January 31,
(in thousands)	2018	2017	2016
Store and facility closure and relocation costs	$2,381	$1,089	$637
Legal and professional fees and related reserves associated with the exploration of strategic alternatives, securities-related litigation and other legal matters	1,177	101	3,153
Indirect tax audit reserve	2,595	1,434	2,748
Executive management transition costs	—	234	1,506
Impairment from disposal	—	1,986	—
Employee severance	1,317	1,634	—
Write-off of capitalized software costs	5,861	—	—
	$13,331	$6,478	$8,044
During the year ended January 31, 2018, we incurred exit costs associated with reducing the square footage of a distribution center and consolidating our corporate headquarters, severance costs related to a change in the executive management team, a charge related to an increase in our indirect tax audit reserve, a loss from the write-off of previously capitalized costs for a software project that was abandoned during fiscal year 2018 related to the implementation of a new point of sale system that began in fiscal year 2013, and contingency reserves related to legal matters. During the year ended January 31, 2017, we incurred severance costs related to a change in the executive management team and impairments from disposals, which included the write-off of leasehold improvements for one store we relocated prior to the end of the useful life of the leasehold improvements and incurred costs for a terminated store project prior to starting construction. During the years ended January 31, 2017 and January 31, 2016, we incurred legal and professional fees related to the exploration of strategic alternatives and securities-related litigation, costs associated with store and facility closures and relocations, charges related to increases in our indirect tax audit reserve, and transition costs due to changes in the executive management team.

5.	Finance Charges and Other Revenues
Finance charges and other revenues consisted of the following:

	Year ended January 31,
(in thousands)	2018	2017	2016
Interest income and fees	$289,005	$238,386	$238,161
Insurance income	34,718	42,422	50,789
Other revenues	341	1,569	1,639
Total finance charges and other revenues	$324,064	$282,377	$290,589

Interest income and fees and insurance income are derived from the credit segment operations, whereas other revenues are derived from the retail segment operations. Insurance income is comprised of sales commissions from third-party insurance companies that are recognized when coverage is sold and retrospective commissions paid by the insurance carrier if insurance claims are less than earned premiums.

For the years ended January 31, 2018, 2017 and 2016, interest income and fees reflected provisions for uncollectible interest of $44.8 million, $40.6 million and $36.7 million, respectively. The amount included in interest income and fees related to TDR accounts for the years ended January 31, 2018, 2017 and 2016 is $19.3 million and $17.3 million and $14.0 million, respectively.

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Debt and Capital Lease Obligations
Debt and capital lease obligations consisted of the following:

	January 31,
(in thousands)	2018	2017
Revolving credit facility	$77,000	$177,500
Senior Notes	227,000	227,000
2015 VIE Asset-backed Class A Notes	—	12,166
2015 VIE Asset-backed Class B Notes	—	165,900
2016-A VIE Asset-backed Class A Notes	—	64,732
2016-A VIE Asset-backed Class B Notes	—	70,510
2016-A VIE Asset-backed Class C Notes	—	70,510
2016-B VIE Asset-backed Class A Notes	—	256,513
2016-B VIE Asset-backed Class B Notes	73,589	111,960
2017-A VIE Asset-backed Class A Notes	59,794	—
2017-A VIE Asset-backed Class B Notes	106,270	—
2017-A VIE Asset-backed Class C Notes	50,340	—
2017-B VIE Asset-backed Class A Notes	292,663	—
2017-B VIE Asset-backed Class B Notes	132,180	—
2017-B VIE Asset-backed Class C Notes	78,640	—
Capital lease obligations	4,949	2,393
Total debt and capital lease obligations	1,102,425	1,159,184
Less:
Discount on debt	(2,527)	(3,089)
Deferred debt issuance costs	(8,886)	(10,853)
Current maturities of capital lease obligations	(907)	(849)
Long-term debt and capital lease obligations	$1,090,105	$1,144,393
Future maturities of debt, excluding capital lease obligations and the annual payments contractually required on the ABS notes, as of January 31, 2018 are as follows:

(in thousands)
Year ended January 31,
2019	$—
2020	210,383
2021	398,933
2022	182,520
2023	305,640
Total	$1,097,476
Senior Notes. On July 1, 2014, we issued $250.0 million of unsecured Senior Notes due July 2022 bearing interest at 7.25%, (the "Senior Notes") pursuant to an indenture dated July 1, 2014 (as amended, the "Indenture"), among Conn's, Inc., its subsidiary guarantors (the "Guarantors") and U.S. Bank National Association, as trustee. The effective interest rate of the Senior Notes after giving effect to the discount and issuance costs is 7.8%.
The Indenture restricts the Company's and certain of its subsidiaries' ability to: (i) incur indebtedness; (ii) pay dividends or make other distributions in respect of, or repurchase or redeem, our capital stock ("restricted payments"); (iii) prepay, redeem or repurchase debt that is junior in right of payment to the notes; (iv) make loans and certain investments; (v) sell assets; (vi) incur liens; (vii) enter into transactions with affiliates; and (viii) consolidate, merge or sell all or substantially all of our assets. These covenants are subject to a number of important exceptions and qualifications. Specifically, limitations on restricted payments are only effective

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

if one or more of the following occurred: (1) a default were to exist under the Indenture, (2) we could not satisfy a debt incurrence test, and (3) the aggregate amount of restricted payments were to exceed an amount tied to consolidated net income. These limitations, however, are subject to two exceptions: (1) an exception that permits the payment of up to $375.0 million in restricted payments, and (2) an exception that permits restricted payments regardless of dollar amount so long as, after giving pro forma effect to the dividends and other restricted payments, we would have had a leverage ratio, as defined under the Indenture, of less than or equal to 2.50 to 1.0. As a result of these exceptions, as of January 31, 2018, $176.7 million would have been free from the distribution restrictions related to the Senior Notes. However, as a result of the revolving credit facility distribution restrictions, which are further described below, we were restricted from making a distribution as of January 31, 2018. During any time when the Senior Notes are rated investment grade by either of Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and no default (as defined in the Indenture) has occurred and is continuing, many of such covenants will be suspended and we will cease to be subject to such covenants during such period. Events of default under the Indenture include customary events, such as a cross-acceleration provision in the event that we fail to make payment of other indebtedness prior to the expiration of any applicable grace period or upon acceleration of indebtedness prior to its stated maturity date in an amount exceeding $25.0 million, as well as in the event a judgment is entered against us in excess of $25.0 million that is not discharged, bonded or insured.
As of January 31, 2018, we were not restricted from making up to $41.9 million in distributions related to repayments of the Senior Notes as a result of the revolving credit facility distribution restrictions, which are further described below.
Asset-backed Notes. During fiscal years 2018, 2017 and 2016, we securitized customer accounts receivables by transferring the receivables to various bankruptcy-remote VIEs. In turn, the VIEs issued asset-backed notes secured by the transferred customer accounts receivables and restricted cash held by the VIEs.
Under the terms of the respective securitization transactions, all cash collections and other cash proceeds of the customer receivables go first to the servicer and the holders of issued notes, and then to the residual equity holder. We retain the servicing of the securitized portfolios and receive a monthly fee of 4.75% (annualized) based on the outstanding balance of the securitized receivables. In addition, we, rather than the VIEs, retain all credit insurance income together with certain recoveries related to credit insurance and repair service agreements on charge-offs of the securitized receivables, which are reflected as a reduction to net charge-offs on a consolidated basis.
The asset-backed notes were offered and sold to qualified institutional buyers pursuant to the exemptions from registration provided by Rule 144A under the Securities Act. If an event of default were to occur under the indenture that governs the respective asset-backed notes, the payment of the outstanding amounts may be accelerated, in which event the cash proceeds of the receivables that otherwise might be released to the residual equity holder would instead be directed entirely toward repayment of the asset-backed notes, or if the receivables are liquidated, all liquidation proceeds could be directed solely to repayment of the asset-backed notes as governed by the respective terms of the asset-backed notes. The holders of the asset-backed notes have no recourse to assets outside of the VIEs. Events of default include, but are not limited to, failure to make required payments on the asset-backed notes or specified bankruptcy-related events.
The asset-backed notes consisted of the following:

Asset-Backed Notes	Original Principal Amount	Original Net Proceeds(1)	Issuance Date	Maturity Date	Contractual Interest Rate	Effective Interest Rate(2)
2016-B Class B Notes	111,960	108,586	10/6/2016	3/15/2019	7.34%	8.10%
2017-A Class A Notes	313,220	304,451	4/19/2017	7/15/2019	2.73%	5.13%
2017-A Class B Notes	106,270	103,300	4/19/2017	2/15/2020	5.11%	5.91%
2017-A Class C Notes	50,340	48,919	4/19/2017	10/15/2021	7.40%	8.01%
2017-B Class A Notes	361,400	358,945	12/20/2017	7/15/2020	2.73%	4.32%
2017-B Class B Notes	132,180	131,281	12/20/2017	4/15/2021	4.52%	5.46%
2017-B Class C Notes	78,640	77,843	12/20/2017	11/15/2022	5.95%	6.80%
Total	$1,154,010	$1,133,325

(1)	After giving effect to debt issuance costs and restricted cash held by the VIEs.

(2)	For the year ended January 31, 2018, and inclusive of the impact of changes in timing of actual and expected cash flows.
On May 15, 2017, the Company completed the redemption of its Series 2015-A Class B Notes (collectively, the "2015-A Redeemed Notes") at an aggregate redemption price of $114.1 million (which was equal to the entire outstanding principal of, plus accrued interest on, the 2015-A Redeemed Notes). The net funds used to call the notes was $78.8 million, which is equal to the redemption

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

price less adjustments of $35.3 million for funds held in reserve and collection accounts in accordance with the terms of the applicable indenture governing the 2015-A Redeemed Notes. The net funds used to call the 2015-A Redeemed Notes of $78.8 million was transferred from the Guarantors to the Non-Guarantor Subsidiary in exchange for the underlying securities held as collateral on the 2015-A Redeemed Notes with carrying value of $126.3 million as of April 30, 2017. In connection with the early redemption of the 2015-A Redeemed Notes, we wrote-off $2.1 million of debt issuance costs.
On August 15, 2017, affiliates of the Company closed on a $79.9 million financing under a receivables warehouse financing transaction entered into on August 8, 2017 (the "Warehouse Financing"). The net proceeds of the Warehouse Financing were used to prepay in full the Series 2016-A Class B Notes and Class C Notes (collectively, the "2016-A Redeemed Notes"), which had been issued by Conn’s Receivables Funding 2016-A, LLC under a securitization transaction entered into on March 17, 2016, that were still outstanding as of August 15, 2017.
On August 15, 2017, the Company completed the redemption of the 2016-A Redeemed Notes at an aggregate redemption price of $102.9 million (which was equal to the entire outstanding principal of, plus accrued interest and the call premiums on, the 2016-A Redeemed Notes). The net funds used to call the notes was $78.6 million, which is equal to the redemption price less adjustments of $24.3 million for funds held in reserve and collection accounts in accordance with the terms of the applicable indenture governing the 2016-A Redeemed Notes. The difference between the net proceeds of the Warehouse Financing and the carrying value of the 2016-A Redeemed Notes at redemption was used to fund fees, expenses and a reserve account related to the Warehouse facility. In connection with the early redemption of the 2016-A Redeemed Notes, we wrote-off $0.5 million of debt issuance costs.

Revolving Credit Facility. On March 31, 2017, Conn's, Inc. and certain of its subsidiaries (the "Borrowers") entered into a Third Amendment (the "Third Amendment") to the Third Amended and Restated Loan and Security Agreement, dated as of October 30, 2015, with certain lenders, which provides for a $750.0 million asset-based revolving credit facility (the "revolving credit facility") under which credit availability is subject to a borrowing base. The revolving credit facility matures on October 30, 2019.
The Third Amendment, among other things, (a) extended the maturity date of the credit facility one year to October 30, 2019; (b) provided for a reduction in the aggregate commitments from $810 million to $750 million; (c) amended the minimum interest coverage ratio covenant to reduce the minimum interest coverage ratio to 1.25x as of the last day of each fiscal quarter beginning with the fiscal quarter ended January 31, 2018; (d) reduced the minimum cash recovery percentage on the contracts it owns and manages from 4.50% to 4.45% for the first nine months of each fiscal year, and from 4.25% to 4.20% for the last three months of each fiscal year; (e) amended the definition of “EBITDA” to, among other things, exclude the impact of non-cash asset write-offs relating to construction in process; (f) amended the definition of “Interest Expense” to exclude certain non-interest expenses; (g) amended various definitions and other related provisions to clarify the Company’s ability to undertake permitted securitization transactions; (h) increased the number of equity cures that may be exercised during the term of the agreement from one time to two times, and increased the maximum amount of each such cure from $10 million to $20 million; and (i) modified the calculations of “Tangible Net Worth” and “Interest Coverage Ratio” to deduct certain amounts attributable to the difference between a calculated loss reserve and the Company’s recorded loss reserve on its customer receivables.
Loans under the revolving credit facility bear interest, at our option, at a rate equal to LIBOR plus the applicable margin based on facility availability which specifies a margin ranging from 2.75% to 3.25% per annum (depending on quarterly average net availability under the borrowing base) or the alternate base rate plus a margin ranging from 1.75% to 2.25% per annum (depending on quarterly average net availability under the borrowing base). The alternate base rate is the greatest of the prime rate announced by Bank of America, N.A., the federal funds rate plus 0.5%, or LIBOR for a 30-day interest period plus 1.0%. We also pay an unused fee on the portion of the commitments that is available for future borrowings or letters of credit at a rate ranging from 0.25% to 0.75% per annum, depending on the average outstanding balance and letters of credit of the revolving credit facility in the immediately preceding quarter. The weighted-average interest rate on borrowings outstanding and including unused line fees under the revolving credit facility was 6.5% for fiscal year 2018.
The revolving credit facility provides funding based on a borrowing base calculation that includes customer accounts receivable and inventory, and provides for a $40.0 million sub-facility for letters of credit to support obligations incurred in the ordinary course of business. The obligations under the revolving credit facility are secured by substantially all assets of the Company, excluding the assets of the VIEs. As of January 31, 2018, we had immediately available borrowing capacity of $207.6 million under our revolving credit facility, net of standby letters of credit issued of $2.8 million. We also had $462.6 million that may become available under our revolving credit facility if we grow the balance of eligible customer receivables and total eligible inventory balances.
The revolving credit facility places restrictions on our ability to incur additional indebtedness, grant liens on assets, make distributions on equity interests, dispose of assets, make loans, pay other indebtedness, engage in mergers, and other matters. The revolving credit facility restricts our ability to make dividends and distributions unless no event of default exists and a liquidity test is satisfied. Subsidiaries of the Company may make dividends and distributions to the Company and other obligors under the

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

revolving credit facility without restriction. As of January 31, 2018, we were not restricted from making up to $43.5 million in distributions related to repayments of the Senior Notes as a result of the revolving credit facility distribution restrictions, but were restricted from other distributions as a result of the revolving credit facility restrictions. The revolving credit facility contains customary default provisions, which, if triggered, could result in acceleration of all amounts outstanding under the revolving credit facility.
In connection with entering into the Third Amendment, we wrote-off $0.3 million of debt issuance costs for lenders that did not continue to participate. We also paid $2.8 million of debt issuance costs, recorded as other assets, which are amortized ratably over the remaining term of the revolving credit facility along with the unamortized debt issuance costs remaining on the revolving credit facility.
Debt Covenants. We were in compliance with our debt covenants, as amended, at January 31, 2018. A summary of the significant financial covenants that govern our revolving credit facility, as amended, compared to our actual compliance status at January 31, 2018 is presented below:

	Actual	Required Minimum/ Maximum
Interest Coverage Ratio must equal or exceed minimum	3.29:1.00	1.25:1.00
Leverage Ratio must not exceed maximum	2.46:1.00	4.00:1.00
ABS Excluded Leverage Ratio must not exceed maximum	1.09:1.00	2.00:1.00
Cash Recovery Percent must exceed stated amount	4.80%	4.20%
Capital Expenditures, net, must not exceed maximum	$9.8 million	$75.0 million
All capitalized terms in the above table are defined by the revolving credit facility, as amended, and may or may not agree directly to the financial statement captions in this document. The covenants are calculated quarterly, except for the Cash Recovery Percent, which is calculated monthly on a trailing three-month basis, and Capital Expenditures, which is calculated for a period of four consecutive fiscal quarters, as of the end of each fiscal quarter.

7.	Income Taxes
Deferred tax assets and liabilities consisted of the following:

	January 31,
(in thousands)	2018	2017
Deferred tax assets:
Allowance for doubtful accounts	$19,325	$64,642
Deferred rent	5,839	9,185
Deferred gains on sale-leaseback transactions	1,598	3,014
Deferred revenue	1,240	1,695
Inventories	2,126	3,568
Stock-based compensation	1,439	1,840
State net operating loss carryforwards	1,207	992
State margin tax	—	1,039
Other	3,534	5,255
Total deferred tax assets	36,308	91,230
Deferred tax liabilities:
Vendor prepayments	(4,723)	(1,758)
Sales tax receivable	(3,649)	(7,481)
Property and equipment	(6,275)	(10,319)
Other	(96)	(230)
Total deferred tax liabilities	(14,743)	(19,788)
Net deferred tax asset	$21,565	$71,442

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our state net operating loss carryforwards begin to expire starting with fiscal year 2028. Realization of our deferred tax asset ultimately depends on the existence of sufficient taxable income, which may include future taxable income and tax planning strategies. Based on the weight of available evidence at January 31, 2018, we believe that it is more likely than not that we will generate sufficient taxable income to utilize our entire deferred tax asset prior to its expiration.
We had no uncertain tax positions at either January 31, 2018 or 2017.
Provision for income taxes consisted of the following:

	Year ended January 31,
(in thousands)	2018	2017	2016
Current:
Federal	$(25,891)	$(11,251)	$32,820
State	1,184	3,519	2,242
Total current	(24,707)	(7,732)	35,062
Deferred:
Federal	49,536	(1,435)	(16,032)
State	342	212	(642)
Total deferred	49,878	(1,223)	(16,674)
Provision (benefit) for income taxes	$25,171	$(8,955)	$18,388
A reconciliation of the provision (benefit) for income taxes at the U.S. federal statutory tax rate and the total tax provision (benefit) for each of the periods presented in the statements of operations follows:

	Year ended January 31,
(in thousands)	2018	2017	2016
Income tax provision (benefit) at U.S. federal statutory rate (1)	$10,696	$(12,081)	$17,235
State income taxes, net of federal benefit	1,910	2,363	1,180
Deferred tax adjustment	—	771	—
Deferred tax adjustment due to Tax Act	13,387	—	—
Provision to return adjustments	(1,142)	—	—
Other	320	(8)	(27)
	$25,171	$(8,955)	$18,388
(1)As a result of the Tax Act, the Company recorded a $0.3 million current income tax benefit in the fourth quarter of fiscal year 2018 as a result of using a 33.81% blended rate for fiscal year 2018 instead of the prior statutory rate of 35%.
No valuation allowance was recorded for the years ended January 31, 2018 or 2017.
Federal tax returns for fiscal years subsequent to January 31, 2014, remain subject to examination. Generally, state tax returns for fiscal years subsequent to January 31, 2014 remain subject to examination.
On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowered the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The Company has calculated its best estimate of the impact of the Tax Act in the 2018 income tax provision in accordance with its understanding of the Tax Act and guidance available as of the date of this filing. The provisional amount of deferred income tax expense related to the remeasurement of certain deferred tax assets and liabilities, based on the rates at which they are expected to reverse in the future, was $13.4 million and is reflected in the provision for income taxes line item of the accompanying financial statements. The total impact of the Tax Act was $13.1 million and reflects the remeasurement of certain deferred tax assets and liabilities of $13.4 million and a current tax benefit of $0.3 million related to the change in the Federal Tax Rate.

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The 21% Federal Tax Rate will apply to fiscal year 2019 and each year thereafter.
On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. In accordance with SAB 118, we have determined that the $13.4 million of the deferred tax expense recorded in connection with the remeasurement of certain deferred tax assets and liabilities was a provisional amount and a reasonable estimate at January 31, 2018. Additional work is necessary for a more detailed analysis of the Company’s deferred tax assets and liabilities as well as potential correlative adjustments. Any subsequent adjustment to those amounts will be recorded to current tax expense in the quarter of fiscal year 2019 when the analysis is complete.

8.	Leases
For the years ended January 31, 2018, 2017 and 2016, total rent expense was $51.4 million, $50.9 million and $44.7 million, respectively.
As of January 31, 2018, our future minimum lease payments are as follows:

(in thousands)	Operating Leases	Capital Leases
Year ending January 31,
2019	$61,140	$1,192
2020	60,235	827
2021	58,418	508
2022	56,447	508
2023	54,616	255
Thereafter	143,798	3,954
Total	$434,654	7,244
Less - interest on capital lease obligations		(2,295)
Total principal payable on capital lease obligations		4,949
Less - current maturities		(907)
Long-term capital lease obligations		$4,042

9.	Stock-Based Compensation
On May 25, 2016, our stockholders approved the Conn’s, Inc. 2016 Omnibus Incentive Plan ("2016 Plan") which had been approved previously by our Board of Directors on March 23, 2016, and which replaced our 2011 Omnibus Incentive Plan ("2011 Plan") and our Amended and Restated 2003 Incentive Stock Option Plan ("2003 Plan"). The 2016 Plan, as originally adopted, provided for 1,200,000 shares of Company common stock available for issuance. Shares subject to an award under the 2016 Plan, the 2011 Plan or the 2003 Plan that lapse, expire, are forfeited or terminated, or are settled in cash will again become available for future grant under the 2016 Plan. Shares will not become available for future grant under the 2016 Plan if delivered or withheld to pay withholding taxes or the exercise price of an option or repurchased on the open market with the proceeds of an option exercise. On May 31, 2017, our shareholders approved an amendment to the 2016 Plan authorizing an additional 1,400,000 shares of Company common stock for awards.
Our 2016 Plan is an equity-based compensation plan that allows for the grant of a variety of awards, including stock options, restricted stock awards ("RSAs"), restricted stock unit awards ("RSUs"), performance stock awards ("PSUs"), stock appreciation rights and performance and cash awards. Awards are generally granted once per year, with the amount and type of awards determined by the Compensation Committee of our Board of Directors (the "Committee"). Stock options and RSUs are subject to early termination provisions but generally vest over periods of one to five years from the date of grant. Stock options under the various plans are issued with exercise prices equal to the market value on the date of the grant and, typically, expire ten years after the date of grant. Generally, stock-based awards granted under the 2016 Plan will not become fully vested or exercisable prior to the one-year anniversary of the date of grant, except that this restriction will not apply to awards to the extent the aggregate number of shares subject to such awards do not exceed 5% of the total number of shares initially available under the 2016 Plan. This restriction also does not apply to the acceleration of vesting or exercisability upon or after a change in control of the Company or the right of the Committee to accelerate vesting or exercisability upon a participant’s termination of employment or service.

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the event of a change in control of the Company, as defined in the 2016 Plan, the Board of Directors may cause some or all outstanding awards to fully or partially vest, either upon the change in control or upon a subsequent termination of employment or service, and may provide that any applicable performance criteria be deemed satisfied at the target or any other level. The Board of Directors may also cause outstanding awards to terminate in exchange for a cash or stock payment or to be substituted or assumed by the surviving corporation.
We also continue to maintain the 2003 Non-Employee Director Stock Option Plan and 2011 Non-Employee Director Restricted Stock Plan.
As of January 31, 2018, shares authorized for future issuance were: 1,137,248 under the 2016 Plan; 120,000 under the 2003 Non-Employee Director Stock Option Plan; and 112,628 under the 2011 Non-Employee Director Restricted Stock Plan.
Stock-Based Compensation Expense. Total stock-based compensation expense, recognized primarily in SG&A, from stock-based compensation consisted of the following:

	Year Ended January 31,
(in thousands)	2018	2017	2016
Stock options	$236	$173	$331
RSUs	7,622	4,282	3,926
Employee stock purchase plan	220	329	354
Accelerated RSU expense charged to severance	602	217	—
	$8,680	$5,001	$4,611
During the years ended January 31, 2018, 2017, and 2016, we recognized tax benefits related to stock-based compensation of $1.7 million, $1.6 million, and $1.4 million, respectively. As of January 31, 2018, the total unrecognized compensation cost related to all unvested stock-based compensation awards was $17.1 million and is expected to be recognized over a weighted-average period of 2.4 years. The total fair value of common stock and stock options vested during fiscal years 2018, 2017 and 2016 was $6.0 million, $1.9 million and $7.0 million, respectively, based on the market price at the vesting date.
Stock Options. No stock options were awarded during fiscal year 2018 or 2016. During fiscal year 2017, 100,000 stock options were awarded with a range of exercise prices between $12.65 and $25.30 per share. The stock options awarded vest in equal installments over a four-year period and expire 10 years from the date of grant. The fair values of the stock options at grant date ranged from $8.97 to $10.03. The fair values of the stock option awards were determined using the Black-Scholes option pricing model. The weighted-average assumptions for the option awards granted in fiscal year 2017 included expected volatility of 75.1%, an expected term of ten years and risk-free interest rate of 2.46%. No dividend yield was included in the weighted-average assumptions for the option awards granted in fiscal year 2017.
The following table summarizes the activity for outstanding stock options:

	Shares Under Option	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life
Outstanding, January 31, 2017	508,645	$14.63
Exercised	(233,260)	$11.50
Forfeited and expired	(85,900)	$23.64
Outstanding, January 31, 2018	189,485	$14.39	5.5 years
Vested and expected to vest, January 31, 2018	189,485	$14.39	5.5 years
Exercisable, January 31, 2018	114,484	$11.38	3.4 years
During the years ended January 31, 2018, 2017 and 2016, the total intrinsic value of stock options exercised was $2.3 million, $1.0 million and $2.2 million, respectively. The aggregate intrinsic value of stock options outstanding, vested and expected to vest and exercisable at January 31, 2018 was approximately $3.6 million. The total fair value of common stock options vested during fiscal years 2018, 2017 and 2016 was $0.9 million, $0.3 million and $2.5 million, respectively, based on the market price at the vesting date.

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Units. The restricted stock program consists of a combination of performance-based RSUs and time-based RSUs. The number of performance-based RSUs issued under the program is dependent upon our achievement of a predefined return on invested capital ("ROIC") or on an earnings before interest, taxes, depreciation and amortization ("EBITDA") target for the period identified in the grant, which is generally between two and three years. In the event ROIC or EBITDA exceeds the respective predefined target, shares for up to a maximum of 150% of the target award may be granted. In the event the ROIC or EBITDA falls below the respective predefined target, a reduced number of shares may be granted. If the ROIC or EBITDA falls below the respective threshold performance level, no shares will be granted. The performance-based RSUs vest on predetermined schedules, which generally occur over three to four years. The time-based RSUs vest on a straight-line basis over their term, which is generally three to five years.
The following table summarizes the activity for RSUs:

	Time-Based RSUs		Performance-Based RSUs
	Number of Units	Weighted- Average Grant Date Fair Value	Number of Units	Weighted- Average Grant Date Fair Value	Total Number of Units
Balance, January 31, 2017	818,623	$16.60	120,395	$11.65	939,018
Granted	732,027	$15.42	501,012	$11.81	1,233,039
Vested and converted to common stock	(237,053)	$17.16	—	$—	(237,053)
Forfeited	(91,588)	$20.05	(6,233)	$36.90	(97,821)
Balance, January 31, 2018	1,222,009	$15.52	615,174	$11.78	1,837,183

The total fair value of restricted shares vested during fiscal years 2018, 2017 and 2016 was $5.1 million, $1.6 million and $4.5 million, respectively, based on the market price at the vesting date. The total fair value of restricted shares granted during fiscal years 2018, 2017 and 2016 was $17.2 million, $8.2 million and $11.4 million, respectively.
Employee Stock Purchase Plan. Our Employee Stock Purchase Plan is available to our employees, subject to minimum employment conditions and maximum compensation limitations. At the end of each calendar quarter, employee contributions are used to acquire shares of common stock at 85% of the lower of the fair market value of the common stock on the first or last day of the calendar quarter. During the years ended January 31, 2018, 2017 and 2016, we issued 57,937, 100,758 and 48,585 shares of common stock, respectively, to employees participating in the plan, leaving 806,644 shares remaining reserved for future issuance under the plan as of January 31, 2018.

10.	Significant Vendors
As shown in the table below, a significant portion of our merchandise purchases were made from six vendors:

	Year ended January 31,
	2018	2017	2016
Vendor A	27.6%	26.5%	29.1%
Vendor B	14.8	17.6	17.9
Vendor C	6.5	5.8	4.7
Vendor D	5.3	5.4	4.1
Vendor E	4.1	4.0	3.2
Vendor F	3.8	3.7	3.1
	62.1%	63.0%	62.1%
The vendors shown above represent the top six vendors with the highest volume in each period shown. The same vendor may not necessarily be represented in all periods presented.

11.	Defined Contribution Plan
We have established a defined contribution 401(k) plan for eligible employees. Prior to January 1, 2018, employees could contribute up to 20% of their eligible pretax compensation to the plan and we matched 100% of the first 3% of the employees' contributions. Effective January 1, 2018, employees may contribute up to 50% of their eligible pretax compensation to the plan and we match 100% of the first 3% of the employees' contributions and an additional 50% of the next 2% of the employees' contributions. At

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

our option, we may make supplemental contributions to the plan, but have not made such supplemental contributions in the past three years. The matching contributions made by us totaled $1.1 million, $1.1 million and $1.0 million during the years ended January 31, 2018, 2017 and 2016, respectively.

12.	Contingencies
Securities Litigation. We and two of our former executive officers are defendants in a consolidated securities class action lawsuit pending in the United States District Court for the Southern District of Texas (the “Court”), captioned In re Conn's Inc. Securities Litigation, Cause No. 14-CV-00548 (the “Consolidated Securities Action”). The Consolidated Securities Action started as three separate purported securities class action lawsuits filed between March 5, 2014 and May 5, 2014 in the Court that were consolidated into the Consolidated Securities Action on June 3, 2014. The plaintiffs in the Consolidated Securities Action allege that the defendants made false and misleading statements or failed to disclose material adverse facts about our business, operations, and prospects. They allege violations of sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and seek to certify a class of all persons and entities that purchased or otherwise acquired Conn's common stock or call options, or sold or wrote Conn's put options between April 3, 2013 and December 9, 2014. The complaint does not specify the amount of damages sought.
On June 30, 2015, the Court held a hearing on the defendants' motion to dismiss plaintiffs' complaint. At the hearing, the Court dismissed Brian Taylor, a former executive officer, and certain other aspects of the complaint. The Court ordered the plaintiffs to further amend their complaint in accordance with its ruling, and the plaintiffs filed their Fourth Consolidated Amended Complaint on July 21, 2015. The remaining defendants filed a motion to dismiss on August 28, 2015. The defendant's motion to dismiss was fully briefed and the Court held a hearing on defendants' motion on March 25, 2016 and on May 5, 2016, the Court issued a ruling that dismissed 78 of 91 alleged misstatements. The parties have submitted their respective briefs in support of, and in opposition to, class certification, and also engaged in discovery pursuant to the Court’s scheduling order. In late June 2017, the Court granted the plaintiffs’ motion for class certification, and shortly thereafter, Defendants filed a petition for permission to appeal to the United States Fifth Circuit Court of Appeals (the "Fifth Circuit"). The Fifth Circuit granted leave to appeal on August 21, 2017. Briefing on the appeal is complete and the Fifth Circuit has scheduled oral arguments for May 2, 2018. We anticipate that the appellate court may issue its ruling in the summer of 2018. Trial is scheduled for October 2018.
On April 2, 2018, MicroCapital Fund, LP, MicroCapital Fund Ltd, and MicroCapital LLC filed a lawsuit against us and certain of our former executive officers in the United States District Court for the Southern District of Texas, Cause No. 4:18-CV-01020.  The plaintiffs in this action allege that the defendants made false and misleading statements or failed to disclose material facts about our credit and underwriting practices, accounting and internal controls.  Plaintiffs allege violations of sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, Texas and Connecticut common law fraud, and Texas common law negligent misrepresentation against all defendants; as well section 20A of the Securities Exchange Act of 1934; and Connecticut common law negligent misrepresentation against certain defendants arising from plaintiffs’ purchase of Conn’s, Inc. securities between April 3, 2013 and February 20, 2014.  The complaint does not specify the amount of damages sought.
We intend to vigorously defend against all of the claims in the Consolidated Securities Action and MicroCapital Fund claims against us. It is not possible at this time to predict the timing or outcome of any of this litigation, and we cannot reasonably estimate the possible loss or range of possible loss from these claims.
Derivative Litigation. On December 1, 2014, an alleged shareholder, purportedly on behalf of the Company, filed a derivative shareholder lawsuit against us and certain of our current and former directors and former executive officers in the Court, captioned as Robert Hack, derivatively on behalf of Conn's, Inc., v. Theodore M. Wright (former executive officer and former director), Bob L. Martin, Jon E.M. Jacoby (former director), Kelly M. Malson, Douglas H. Martin, David Schofman, Scott L. Thompson (former director), Brian Taylor (former executive officer) and Michael J. Poppe (former executive officer) and Conn's, Inc., Case No. 4:14-cv-03442 (the "Original Derivative Action"). The complaint asserts claims for breach of fiduciary duty, unjust enrichment, gross mismanagement, and insider trading based on substantially similar factual allegations as those asserted in the Consolidated Securities Action. The plaintiff seeks unspecified damages against these persons and does not request any damages from us. Setting forth substantially similar claims against the same defendants, on February 25, 2015, an additional federal derivative action, captioned 95250 Canada LTEE, derivatively on Behalf of Conn's, Inc. v. Wright et al., Cause No. 4:15-cv-00521, was filed in the Court, which has been consolidated with the Original Derivative Action.
The Court previously approved a stipulation among the parties to stay the action pending resolution of the motion for class certification in the Consolidated Securities Action. The parties have agreed to continue the stay pending a resolution of the Fifth Circuit appeal of class certification, and the Court has scheduled a status conference for April 10, 2018.

Another derivative action was filed on January 27, 2015, captioned as Richard A. Dohn v. Wright, et al., Cause No. 2015-04405, in the 281st Judicial District Court, Harris County, Texas. This action makes substantially similar allegations to the Original

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivative Action against the same defendants. On September 14, 2017, the court entered an order extending the stay until September 7, 2018. Prior to filing a lawsuit, an alleged shareholder, Robert J. Casey II ("Casey"), submitted a demand under Delaware law, which our Board of Directors refused. On May 19, 2016, Casey, purportedly on behalf of the Company, filed a lawsuit against us and certain of our current and former directors and former executive officers in the 55th Judicial District Court, Harris County, Texas, captioned as Casey, derivatively on behalf of Conn's, Inc., v. Theodore M. Wright (former executive officer and former director), Michael J. Poppe (former executive officer), Brian Taylor (former executive officer), Bob L. Martin, Jon E.M. Jacoby (former director), Kelly M. Malson, Douglas H. Martin, David Schofman, Scott L. Thompson (former director) and William E. Saunders Jr., and Conn's, Inc., Cause No. 2016-33135. The complaint asserts claims for breach of fiduciary duties and unjust enrichment based on substantially similar factual allegations as those asserted in the Original Derivative Action. The complaint does not specify the amount of damages sought. Pursuant to the parties’ agreement, this action is currently stayed.

Other than Casey, none of the plaintiffs in the other derivative actions made a demand on our Board of Directors prior to filing their respective lawsuits. The defendants in the derivative actions intend to vigorously defend against these claims. It is not possible at this time to predict the timing or outcome of any of this litigation, and we cannot reasonably estimate the possible loss or range of possible loss from these claims.

Regulatory Matters. We are continuing to cooperate with the SEC's investigation of our underwriting policies and bad debt provisions, which began in November 2014.  The investigation is a non-public, fact-finding inquiry, and the SEC has stated that the investigation does not mean that any violations of law have occurred.
In addition, we are involved in other routine litigation and claims incidental to our business from time to time which, individually or in the aggregate, are not expected to have a material adverse effect on us. As required, we accrue estimates of the probable costs for the resolution of these matters. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. However, the results of these proceedings cannot be predicted with certainty, and changes in facts and circumstances could impact our estimate of reserves for litigation. The Company believes that any probable and reasonably estimable loss associated with the foregoing has been adequately reflected in the accompanying financial statements.

13.	Variable Interest Entities
In fiscal years 2018, 2017 and 2016, we securitized customer accounts receivables by transferring the receivables to various bankruptcy-remote VIEs. Under the terms of the respective securitization transactions, all cash collections and other cash proceeds of the customer receivables go first to the servicer and the holders of the asset-backed notes, and then to the residual equity holder. We retain the servicing of the securitized portfolio and receive a monthly fee of 4.75% (annualized) based on the outstanding balance of the securitized receivables, and we currently hold all of the residual equity. In addition, we, rather than the VIEs, will retain certain credit insurance income together with certain recoveries related to credit insurance and repair service agreements on charge-offs of the securitized receivables, which will continue to be reflected as a reduction of net charge-offs on a consolidated basis for as long as we consolidate the VIEs.
We consolidate VIEs when we determine that we are the primary beneficiary of these VIEs, we have the power to direct the activities that most significantly impact the performance of the VIEs and our obligation to absorb losses and the right to receive residual returns are significant.

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the assets and liabilities held by the VIEs (for legal purposes, the assets and liabilities of the VIEs will remain distinct from Conn's, Inc.):

(in thousands)	January 31, 2018	January 31, 2017
Assets:
Restricted cash	85,322	$110,698
Due from Conn's, Inc., net	15,212	7,368
Customer accounts receivable:
Customer accounts receivable	987,418	884,367
Restructured accounts	97,967	131,470
Allowance for uncollectible accounts	(143,115)	(150,435)
Allowance for short-term, no-interest option programs	(18,228)	(15,912)
Deferred fees and origination costs	(9,332)	—
Total customer accounts receivable, net	914,710	849,490
Total assets	$1,015,244	$967,556
Liabilities:
Accrued expenses	$6,723	$6,525
Other liabilities	10,639	6,691
Long-term debt:
2015 Class A Notes	—	12,166
2015 Asset-Backed Class B Notes	—	165,900
2016-A Class A Notes	—	64,732
2016-A Class B Notes	—	70,510
2016-A Class C Notes	—	70,510
2016-B Class A Notes	—	256,513
2016-B Class B Notes	73,589	111,960
2017-A Class A Notes	59,794	—
2017-A Class B Notes	106,270	—
2017-A Class C Notes	50,340	—
2017-B Class A Notes	292,663	—
2017-B Class B Notes	132,180	—
2017-B Class C Notes	78,640	—
	793,476	752,291
Less deferred debt issuance costs	(5,497)	(6,710)
Total long-term debt	787,979	745,581
Total liabilities	$805,341	$758,797
The assets of the respective VIEs serve as collateral for the obligations of the respective VIEs. The holders of asset-backed notes have no recourse to assets outside of the respective VIEs.

14.	Segment Information
Operating segments are defined as components of an enterprise that engage in business activities and for which discrete financial information is available that is evaluated on a regular basis by the chief operating decision maker to make decisions about how to allocate resources and assess performance. We are a leading specialty retailer and offer a broad selection of quality, branded durable consumer goods and related services in addition to a proprietary credit solution for our core credit-constrained consumers. We have two operating segments: (i) retail and (ii) credit. Our operating segments complement one another. The retail segment operates primarily through our stores and website in the retail furniture and mattresses, home appliances, consumer electronics and home office products business. Our retail segment product offerings include furniture and mattresses, home appliances, consumer

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

electronics and home office products from leading global brands across a wide range of price points. Our credit segment offers affordable financing solutions to a large, under-served population of credit-constrained consumers who typically have limited credit alternatives. Our operating segments provide customers the opportunity to comparison shop across brands with confidence in our competitive prices as well as affordable monthly payment options, next day delivery and installation in the majority of our markets, and product repair service. We believe our large, attractively merchandised retail stores and credit solutions offer a distinctive value proposition compared to other retailers that target our core customer demographic. The operating segments follow the same accounting policies used in our consolidated financial statements.
We evaluate a segment’s performance based upon operating income before taxes. Selling, general and administrative expense include the direct expenses of the retail and credit operations, allocated overhead expenses, and a charge to the credit segment to reimburse the retail segment for expenses it incurs related to occupancy, personnel, advertising and other direct costs of the retail segment which benefit the credit operations by sourcing credit customers and collecting payments. The reimbursement received by the retail segment from the credit segment is estimated using an annual rate of 2.5% times the average portfolio balance for each applicable period.
As of January 31, 2018, we operated retail stores in 14 states with no operations outside of the United States. No single customer accounts for more than 10% of our total revenues.
Financial information by segment is presented in the following tables:

	Year ended January 31, 2018
(in thousands)	Retail	Credit	Total
Revenues:
Furniture and mattress	$393,853	$—	$393,853
Home appliance	337,538	—	337,538
Consumer electronic	248,727	—	248,727
Home office	80,330	—	80,330
Other	17,426	—	17,426
Product sales	1,077,874	—	1,077,874
Repair service agreement commissions	100,383	—	100,383
Service revenues	13,710	—	13,710
Total net sales	1,191,967	—	1,191,967
Finance charges and other revenues	341	323,723	324,064
Total revenues	1,192,308	323,723	1,516,031
Costs and expenses:
Cost of goods sold	720,344	—	720,344
Selling, general and administrative expense(1)	316,325	134,088	450,413
Provision for bad debts	829	216,046	216,875
Charges and credits	13,331	—	13,331
Total costs and expenses	1,050,829	350,134	1,400,963
Operating income (loss)	141,479	(26,411)	115,068
Interest expense	—	80,160	80,160
Loss on early extinguishment of debt	—	3,274	3,274
Income (loss) before income taxes	$141,479	$(109,845)	$31,634
Additional Disclosures:
Property and equipment additions	$16,876	$42	$16,918
Depreciation expense	$30,065	$741	$30,806
	January 31, 2018
(in thousands)	Retail	Credit	Total
Total assets	$344,327	$1,556,472	$1,900,799

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year ended January 31, 2017
(in thousands)	Retail	Credit	Total
Revenues:
Furniture and mattress	$421,055	$—	$421,055
Home appliance	358,771	—	358,771
Consumer electronic	293,685	—	293,685
Home office	92,404	—	92,404
Other	20,282	—	20,282
Product sales	1,186,197	—	1,186,197
Repair service agreement commissions	113,615	—	113,615
Service revenues	14,659	—	14,659
Total net sales	1,314,471	—	1,314,471
Finance charges and other revenues	1,569	280,808	282,377
Total revenues	1,316,040	280,808	1,596,848
Costs and expenses:
Cost of goods sold	823,082	—	823,082
Selling, general and administrative expense(1)	326,078	134,818	460,896
Provision for bad debts	990	241,304	242,294
Charges and credits	6,478	—	6,478
Total costs and expenses	1,156,628	376,122	1,532,750
Operating income (loss)	159,412	(95,314)	64,098
Interest expense	—	98,615	98,615
Income (loss) before income taxes	$159,412	$(193,929)	$(34,517)
Additional Disclosures:
Property and equipment additions	$46,374	$182	$46,556
Depreciation expense	$28,063	$783	$28,846
	January 31, 2017
(in thousands)	Retail	Credit	Total
Total assets	$332,611	$1,608,523	$1,941,134

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year ended January 31, 2016
(in thousands)	Retail	Credit	Total
Revenues:
Furniture and mattress	$409,788	$—	$409,788
Home appliance	356,634	—	356,634
Consumer electronic	312,009	—	312,009
Home office	101,365	—	101,365
Other	19,338	—	19,338
Product sales	1,199,134	—	1,199,134
Repair service agreement commissions	109,730	—	109,730
Service revenues	13,725	—	13,725
Total net sales	1,322,589	—	1,322,589
Finance charges and other revenues	1,639	288,950	290,589
Total revenues	1,324,228	288,950	1,613,178
Costs and expenses:
Cost of goods sold	833,126	—	833,126
Selling, general and administrative expense(1)	313,694	122,421	436,115
Provision for bad debts	791	221,386	222,177
Charges and credits	8,044	—	8,044
Total cost and expenses	1,155,655	343,807	1,499,462
Operating income (loss)	168,573	(54,857)	113,716
Interest expense	—	63,106	63,106
Loss from early extinguishment of debt	—	1,367	1,367
Income (loss) before income taxes	$168,573	$(119,330)	$49,243
Additional Disclosures:
Property and equipment additions	$63,262	$143	$63,405
Depreciation expense	$21,995	$711	$22,706
	January 31, 2016
(in thousands)	Retail	Credit	Total
Total assets	$314,857	$1,710,443	$2,025,300

(1)
For the years ended January 31, 2018, 2017 and 2016, the amount of overhead allocated to each segment reflected in selling, general and administrative expense was $27.6 million, $24.5 million and $16.7 million, respectively. For the years ended January 31, 2018, 2017 and 2016, the amount of reimbursement made to the retail segment by the credit segment was $37.4 million, $38.8 million and $36.4 million, respectively.

15.	Guarantor Financial Information
Conn's, Inc. is a holding company with no independent assets or operations other than its investments in its subsidiaries. The Senior Notes, which were issued by Conn's, Inc., are fully and unconditionally guaranteed on a joint and several senior unsecured basis by the Guarantors. As of January 31, 2018 and 2017, the direct or indirect subsidiaries of Conn's, Inc. that were not Guarantors (the "Non-Guarantor Subsidiaries") were the VIEs and minor subsidiaries. There are no restrictions under the Indenture on the ability of any of the Guarantors to transfer funds to Conn's, Inc. in the form of dividends or distributions.
The following financial information presents the condensed consolidated balance sheet, statement of operations, and statement of cash flows for Conn's, Inc. (the issuer of the Senior Notes), the Guarantors, and the Non-Guarantor Subsidiaries, together with certain eliminations. Investments in subsidiaries are accounted for by the parent company using the equity method for purposes of this presentation. Results of operations of subsidiaries are therefore reflected in the parent company's investment accounts and operations. The consolidated financial information includes financial data for:
(i) Conn’s, Inc. (on a parent-only basis),

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(ii) Guarantors,
(iii) Non-Guarantor Subsidiaries, and
(iv) the parent company and the subsidiaries on a consolidated basis at January 31, 2018 and 2017 (after the elimination of intercompany balances and transactions).
Condensed Consolidated Balance Sheets as of January 31, 2018

(in thousands)	Conn's, Inc.	Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$9,286	$—	$—	$9,286
Restricted cash	—	1,550	85,322	—	86,872
Customer accounts receivable, net of allowance	—	177,117	459,708	—	636,825
Other accounts receivable	—	71,186	—	—	71,186
Inventories	—	211,894	—	—	211,894
Other current assets	—	68,621	15,212	(19,879)	63,954
Total current assets	—	539,654	560,242	(19,879)	1,080,017
Investment in and advances to subsidiaries	735,272	209,903	—	(945,175)	—
Long-term portion of customer accounts receivable, net of allowance	—	195,606	455,002	—	650,608
Property and equipment, net	—	143,152	—	—	143,152
Deferred income taxes	21,565	—	—	—	21,565
Other assets	—	5,457		—	5,457
Total assets	$756,837	$1,093,772	$1,015,244	$(965,054)	$1,900,799
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$—	$907	$—	$—	$907
Accounts payable	—	71,617	—	—	71,617
Accrued expenses	686	66,370	6,723	(4,667)	69,112
Other current liabilities	—	32,685	5,002	(15,212)	22,475
Total current liabilities	686	171,579	11,725	(19,879)	164,111
Deferred rent	—	87,003	—	—	87,003
Long-term debt and capital lease obligations	221,083	81,043	787,979	—	1,090,105
Other long-term liabilities	—	18,875	5,637	—	24,512
Total liabilities	221,769	358,500	805,341	(19,879)	1,365,731
Stockholders' equity:
Total stockholders' equity	535,068	735,272	209,903	(945,175)	535,068
Total liabilities and stockholders' equity	$756,837	$1,093,772	$1,015,244	$(965,054)	$1,900,799
Deferred income taxes related to tax attributes of the Guarantors and Non-Guarantor Subsidiaries are reflected under Conn's, Inc.

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statements of Operations for the year ended January 31, 2018

(in thousands)	Conn's, Inc.	Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Total net sales	$—	$1,191,967	$—	$—	$1,191,967
Finance charges and other revenues	—	173,539	150,525	—	324,064
Servicing fee revenue	—	63,372	—	(63,372)	—
Total revenues	—	1,428,878	150,525	(63,372)	1,516,031
Costs and expenses:
Cost of goods sold	—	720,344	—	—	720,344
Selling, general and administrative expense	—	460,698	53,087	(63,372)	450,413
Provision for bad debts	—	42,677	174,198	—	216,875
Charges and credits	—	13,331	—	—	13,331
Total costs and expenses	—	1,237,050	227,285	(63,372)	1,400,963
Operating income (loss)	—	191,828	(76,760)	—	115,068
Interest expense	17,772	15,978	46,410	—	80,160
Loss on extinguishment of debt	—	349	2,925	—	3,274
Income (loss) before income taxes	(17,772)	175,501	(126,095)	—	31,634
Provision (benefit) for income taxes	(14,141)	139,647	(100,335)	—	25,171
Net income (loss)	(3,631)	35,854	(25,760)	$—	6,463
Income (loss) from consolidated subsidiaries	10,094	(25,760)	—	15,666	—
Consolidated net income (loss)	$6,463	$10,094	$(25,760)	$15,666	$6,463

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statements of Cash Flows for the year ended January 31, 2018

(in thousands)	Conn's, Inc.	Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(3,318)	$(925,182)	$979,022	$—	$50,522
Cash flows from investing activities:
Purchase of customer accounts receivables	—	—	(1,112,903)	1,112,903	—
Sale of customer accounts receivables	—	1,112,903	—	(1,112,903)	—
Purchase of property and equipment	—	(16,918)	—	—	(16,918)
Net cash provided by (used in) investing activities	—	1,095,985	(1,112,903)	—	(16,918)
Cash flows from financing activities:
Proceeds from issuance of asset-backed notes	—	—	1,042,034	—	1,042,034
Payments on asset-backed notes	—	(77,104)	(922,923)	—	(1,000,027)
Borrowings from revolving credit facility	—	1,717,012	—	—	1,717,012
Payments on revolving credit facility	—	(1,817,512)	—	—	(1,817,512)
Payment of debt issuance costs and amendment fees	—	(3,268)	(10,606)	—	(13,874)
Proceeds from stock issued under employee benefit plans	3,318	—	—	—	3,318
Tax Payments associated with equity-based compensation transactions	—	(1,182)	—	—	(1,182)
Payments from extinguishment of debt	—	(836)	—	—	(836)
Other	—	(643)	—	—	(643)
Net cash provided by (used in) financing activities	3,318	(183,533)	108,505	—	(71,710)
Net change in cash, cash equivalents and restricted cash	—	(12,730)	(25,376)	—	(38,106)
Cash, cash equivalents and restricted cash, beginning of period	—	23,566	110,698	—	134,264
Cash, cash equivalents and restricted cash, end of period	$—	$10,836	$85,322	$—	$96,158

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of January 31, 2017

(in thousands)	Conn's, Inc.	Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$23,566	$—	$—	$23,566
Restricted cash	—	—	110,698	—	110,698
Customer accounts receivable, net of allowance	—	173,054	529,108	—	702,162
Other accounts receivable	—	69,286	—	—	69,286
Inventories	—	164,856	—	—	164,856
Other current assets	—	21,505	7,368	(11,768)	17,105
Total current assets	—	452,267	647,174	(11,768)	1,087,673
Investment in and advances to subsidiaries	678,149	220,107	—	(898,256)	—
Long-term portion of customer accounts receivable, net of allowance	—	295,522	320,382	—	615,904
Property and equipment, net	—	159,202	—	—	159,202
Deferred income taxes	71,442	—	—	—	71,442
Other assets	—	6,913	—	—	6,913
Total assets	$749,591	$1,134,011	$967,556	$(910,024)	$1,941,134
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$—	$849	$—	$—	$849
Accounts payable	—	101,612	—	—	101,612
Accrued expenses	686	40,287	6,525	(4,399)	43,099
Other current liabilities	—	25,230	3,961	(7,370)	21,821
Total current liabilities	686	167,978	10,486	(11,769)	167,381
Deferred rent	—	87,957	—	—	87,957
Long-term debt and capital lease obligations	219,768	179,044	745,581	—	1,144,393
Other long-term liabilities	—	20,883	2,730	—	23,613
Total liabilities	220,454	455,862	758,797	(11,769)	1,423,344
Stockholders' equity:
Total stockholders' equity	529,137	678,149	208,759	(898,255)	517,790
Total liabilities and stockholders' equity	$749,591	$1,134,011	$967,556	$(910,024)	$1,941,134

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statement of Operations for the year ended January 31, 2017

(in thousands)	Conn's, Inc.	Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Total net sales	$—	$1,314,471	$—	$—	$1,314,471
Finance charges and other revenues	—	117,028	165,349	—	282,377
Servicing fee revenue	—	60,149	—	(60,149)	—
Total revenues	—	1,491,648	165,349	(60,149)	1,596,848
Costs and expenses:
Cost of goods sold	—	823,082	—	—	823,082
Selling, general and administrative expense	—	460,076	60,969	(60,149)	460,896
Provision for bad debts	—	6,974	235,320	—	242,294
Charges and credits	—	6,478	—	—	6,478
Total costs and expenses	—	1,296,610	296,289	(60,149)	1,532,750
Operating income (loss)	—	195,038	(130,940)	—	64,098
Interest expense	17,708	13,379	67,528	—	98,615
Loss on extinguishment of debt	—	—	—	—	—
Income (loss) before income taxes	(17,708)	181,659	(198,468)	—	(34,517)
Provision (benefit) for income taxes	(4,594)	47,129	(51,490)	—	(8,955)
Net income (loss)	(13,114)	134,530	(146,978)	—	(25,562)
Income (loss) from consolidated subsidiaries	(12,448)	(146,978)	—	159,422	—
Consolidated net income (loss)	$(25,562)	$(12,448)	$(146,978)	$159,422	$(25,562)

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statement of Cash Flows for the year ended January 31, 2017

(in thousands)	Conn's, Inc.	Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(1,268)	$(723,018)	$929,457	$—	$205,171
Cash flows from investing activities:
Purchase of customer accounts receivables	—	—	(923,842)	923,842	—
Sale of customer accounts receivables	—	923,842	—	(923,842)	—
Purchase of property and equipment	—	(46,556)	—	—	(46,556)
Proceeds from sales of property	—	10,806	—	—	10,806
Net cash provided by (used in) investing activities	—	888,092	(923,842)	—	(35,750)
Cash flows from financing activities:
Proceeds from issuance of asset-backed notes	—	—	1,067,850	—	1,067,850
Payments on asset-backed notes	—	—	(1,032,842)	—	(1,032,842)
Borrowings from revolving credit facility	—	724,697	—	—	724,697
Payments on revolving credit facility	—	(876,404)	—	—	(876,404)
Payment of debt issuance costs and amendment fees	—	(1,215)	(8,501)	—	(9,716)
Proceeds from stock issued under employee benefit plans	1,268	—	—	—	1,268
Tax Payments associated with equity-based compensation transactions	—	(40)	—	—	(40)
Other	—	(800)	—	—	(800)
Net cash provided by (used in) financing activities	1,268	(153,762)	26,507	—	(125,987)
Net change in cash, cash equivalents and restricted cash	—	11,312	32,122	—	43,434
Cash, cash equivalents and restricted cash, beginning of period	—	12,254	78,576	—	90,830
Cash, cash equivalents and restricted cash, end of period	$—	$23,566	$110,698	$—	$134,264

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statement of Operations for the year ended January 31, 2016.

(in thousands)	Conn's, Inc.	Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Total net sales	$—	$1,322,589	$—	$—	$1,322,589
Finance charges and other revenues	—	201,494	89,095	—	290,589
Servicing fee revenue	—	28,395	—	(28,395)	—
Total revenues	—	1,552,478	89,095	(28,395)	1,613,178
Costs and expenses:
Cost of goods sold	—	833,126	—	—	833,126
Selling, general and administrative expense	—	436,115	28,395	(28,395)	436,115
Provision for bad debts	—	169,831	52,346	—	222,177
Charges and credits	—	8,044	—	—	8,044
Total costs and expenses	—	1,447,116	80,741	(28,395)	1,499,462
Operating income	—	105,362	8,354	—	113,716
(Income) loss from consolidated subsidiaries	—	—	—		—
Interest expense	19,189	15,551	28,366	—	63,106
Loss on extinguishment of debt	483	884	—	—	1,367
Income (loss) before income taxes	(19,672)	88,927	(20,012)	—	49,243
(Benefit) provision for income taxes	(7,346)	33,207	(7,473)	—	18,388
Net income (loss)	(12,326)	55,720	(12,539)	—	30,855
Income (loss) from consolidated subsidiaries	43,181	(12,539)	—	30,642	—
Consolidated net income (loss)	$30,855	$43,181	$(12,539)	$30,642	$30,855

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Statement of Cash Flows for the year ended January 31, 2016.

(in thousands)	Conn's, Inc.	Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$15,201	$(651,895)	$464,425	$—	$(172,269)
Cash flows from investing activities:
Purchase of customer accounts receivables	—	—	(1,076,106)	1,076,106	—
Sale of customer accounts receivables	—	1,076,106	—	(1,076,106)	—
Purchase of property and equipment	—	(63,405)	—	—	(63,405)
Proceeds from sales of property	—	5,647	—	—	5,647
Net change in intercompany	160,739	—	—	(160,739)	—
Net cash provided by (used in) investing activities	160,739	1,018,348	(1,076,106)	(160,739)	(57,758)
Cash flows from financing activities:
Proceeds from issuance of asset-backed notes	—	—	1,118,000	—	1,118,000
Payments on asset-backed notes	—	483	(400,233)	—	(399,750)
Borrowings from revolving credit facility	—	606,288	—	—	606,288
Payments on revolving credit facility	—	(805,193)	—	—	(805,193)
Repurchase of senior notes	(22,965)	—	—	—	(22,965)
Payment of debt issuance costs and amendment fees	(3,847)	(4,419)	(27,510)	—	(35,776)
Repurchases of common stock	(151,781)	—	—	—	(151,781)
Proceeds from stock issued under employee benefit plans	2,653	—	—	—	2,653
Net change in intercompany	—	(160,739)	—	160,739	—
Tax Payments associated with equity-based compensation transactions	—	(1,726)	—	—	(1,726)
Payment from extinguishment of debt		(483)			(483)
Other	—	(633)	—	—	(633)
Net cash (used in) provided by financing activities	(175,940)	(366,422)	690,257	160,739	308,634
Net change in cash, cash equivalents and restricted cash	—	31	78,576	—	78,607
Cash, cash equivalents and restricted cash, beginning of period	—	12,223	—	—	12,223
Cash, cash equivalents and restricted cash, end of period	$—	$12,254	$78,576	$—	$90,830

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.	Quarterly Information (Unaudited)
The following tables set forth certain quarterly financial data for the years ended January 31, 2018 and 2017 that have been prepared on a consistent basis as the accompanying audited consolidated financial statements and include all adjustments necessary for a fair presentation, in all material respects, of the information shown:

(dollars in thousands, except per share amounts)	Fiscal Year 2018
	Quarter Ended
	April 30	July 31	October 31	January 31
Revenues:
Retail Segment	$279,365	$286,505	$291,903	$334,535
Credit Segment	76,461	80,142	81,269	85,851
Total revenues	$355,826	$366,647	$373,172	$420,386
Percent of annual revenues	23.5%	24.2%	24.6%	27.7%
Cost and expenses:
Cost of goods sold	$171,950	$172,306	$175,591	$200,497
Operating income (loss):
Retail Segment	$32,011	$31,299	$29,586	$48,583
Credit Segment	(11,829)	(2,107)	(8,733)	(3,742)
Total operating income	$20,182	$29,192	$20,853	$44,841
Net income (loss)	$(2,580)	$4,273	$1,569	$3,201
Income (loss) per share:
Basic(1)	$(0.08)	$0.14	$0.05	$0.10
Diluted(1)	$(0.08)	$0.14	$0.05	$0.10

	Fiscal Year 2017
(dollars in thousands, except per share amounts)	Quarter Ended
	April 30	July 31	October 31	January 31
Revenues:
Retail Segment	$319,036	$332,436	$308,370	$356,198
Credit Segment	70,077	65,721	68,403	76,607
Total revenues	$389,113	$398,157	$376,773	$432,805
Percent of annual revenues	24.4%	24.9%	23.6%	27.1%
Cost and expenses:
Cost of goods sold	$204,466	$208,869	$192,374	$217,373
Operating income (loss):
Retail Segment	$33,663	$35,707	$33,946	$56,096
Credit Segment	(21,007)	(29,356)	(17,555)	(27,396)
Total operating income	$12,656	$6,351	$16,391	$28,700
Net income (loss)	$(9,749)	$(11,924)	$(3,815)	$(74)
Loss per share:
Basic(1)	$(0.32)	$(0.39)	$(0.12)	$0.00
Diluted(1)	$(0.32)	$(0.39)	$(0.12)	$0.00

(1)	The sum of the quarterly earnings per share amounts may not equal the fiscal year amount due to rounding and use of weighted-average shares outstanding.

CONN’S, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Subsequent Events
Financing under Warehouse Financing Transaction and Early Redemption of 2016-B Class B Notes. On February 15, 2018, affiliates of the Company closed on a financing transaction in the amount of $52.2 million (the "Financing"). The net proceeds of the Financing were used to prepay in full the Series 2016-B Class B Notes (the "2016-B Redeemed Notes"), which had been issued by Conn’s Receivables Funding 2016-B, LLC under a securitization transaction entered into on October 6, 2016, that were still outstanding as of February 15, 2018.
On February 15, 2018, the Company completed the redemption of its 2016-B Redeemed Notes at an aggregate redemption price of $73.6 million (which was equal to the entire outstanding principal of, plus accrued interest and the call premium on, the 2016-B Redeemed Notes). The net funds used to call the notes was $50.3 million, which is equal to the redemption price less adjustments of $23.3 million for funds held in reserve and collection accounts in accordance with the terms of the applicable indenture governing the 2016-B Redeemed Notes. The difference between the net proceeds of the Warehouse Financing and the carrying value of the 2016-B Redeemed Notes at redemption was used to fund fees, expenses and a reserve account related to the Warehouse facility.

Equity Awards. On March 28, 2017, the Compensation Committee of the Board of Directors approved equity awards to certain officers of the Company (“Equity Awards”), consisting of an aggregate of 620,166 non-qualified stock options (“Options”) and 77,280 RSUs.  The Options and RSUs are scheduled to vest in two equal installments as follows: 310,083 of the Options and 38,640 of the RSUs to vest on March 28, 2021, and 310,083 of the Options and 38,640 of the RSUs to vest on March 28, 2022.  The Options are exercisable after vesting at a strike price of $32.35, the Company’s closing stock price on the date of the Equity Awards.